Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205468
PROSPECTUS
Euroseas Ltd.
Up to Approximately 4,338,018 Shares of Common Stock at $4.50 Per Share
Issuable Upon Exercise of Outstanding Subscription Rights
We are distributing, at no extra charge, to each holder of our common stock as of 5:00 p.m., Eastern Daylight Time, on August 14, 2015, three non-transferable subscription rights for each four shares of common stock owned by that holder at that time. Each subscription right represents the right to purchase shares of our common stock at a subscription price of $4.50 per share and consists of a basic subscription privilege and an oversubscription privilege. The basic subscription privilege entitles holders of subscription rights to purchase one share of our common stock at the subscription price for each subscription right held. The oversubscription privilege entitles holders of subscription rights who exercise their basic subscription privilege in full to purchase, at the subscription price, any shares that our other subscription rights holders do not purchase under their basic subscription privileges, subject to the limitation set forth below. A holder will be able to exercise the holder's subscription rights until, and all subscription rights will expire at, 5:00 p.m., Eastern Daylight Time, on September 17, 2015, unless we extend the expiration date or cancel this rights offering. We will not issue fractional shares of our common stock in this rights offering, and fractional shares will be rounded to the nearest whole share with the subscription payment price adjusted accordingly.
Shares of our common stock are listed on the Nasdaq Capital Market under the symbol "ESEA," and the shares of common stock issued pursuant to this rights offering will also be listed on the Nasdaq Capital Market under the same symbol.  The subscription rights will not be separately tradable and will not be listed.  On August 25, 2015, the last reported sale price of our common stock was $5.75 per share.
We plan to use the proceeds of this rights offering to renew and expand our fleet by taking delivery of our drybulk vessels currently under construction and for general corporate purposes.  See "Use of Proceeds" in this prospectus for more information.
We may cancel this rights offering at any time prior to the expiration date for any reason. If this rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.
We are not requiring a minimum individual or overall subscription to complete the rights offering.  The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.  This is not an underwritten offering. The shares of our common stock offered hereby are being directly offered by us without the services of a dealer manager, underwriter or selling agent. We have engaged American Stock Transfer & Trust Company, LLC to act as subscription agent for this offering and D.F. King & Co., Inc. is acting as information agent for this offering. Seaborne Capital Advisors Ltd. has been engaged by our board of directors to provide independent financial advisory services in connection with this rights offering. See "Plan of Distribution."
We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock subscribed for through the basic subscription privilege or the oversubscription privilege. Therefore, there is no certainty that any shares will be purchased pursuant to this rights offering and there is no minimum purchase requirement as a condition to our accepting subscriptions.
You should carefully consider whether or not to exercise or let lapse your subscription rights and in doing so you should consider all of the information about us and this rights offering contained or incorporated by reference in this prospectus. As a result of the terms of this offering, shareholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights.  See "Risk Factors—If you do not fully exercise your basic subscription privilege and this rights offering is completed, your interest in us will most likely be significantly diluted.  In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock they you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial." Our board of directors is not making any recommendation as to whether or not you should exercise or let lapse your subscription rights.
Exercising your rights and investing in our common stock involves risks. We urge you to read carefully the section entitled "Risk Factors" beginning on page 25 of this prospectus, the Section entitled "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated herein by reference, and all other information included or incorporated by reference into this prospectus in its entirety before you decide whether to exercise your rights.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total(1)
Subscription price	$4.50	$19,521,081
Proceeds, before expenses, to Euroseas	$4.50	$19,521,081
______________

(1) Assumes all rights are exercised in full.
Prospectus dated August 31, 2015

TABLE OF CONTENTS
PROSPECTUS SUMMARY	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	23
RISK FACTORS	24
USE OF PROCEEDS	28
CASH AND CAPITALIZATION	29
DILUTION	30
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA	31
PRICE RANGE OF COMMON STOCK	34
BUSINESS	35
MANAGEMENT	51
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	58
THE RIGHTS OFFERING	60
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS	71
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	74
MARSHALL ISLANDS TAX CONSIDERATIONS	76
DESCRIPTION OF OUR CAPITAL STOCK	77
PLAN OF DISTRIBUTION	79
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES	80
LEGAL MATTERS	80
EXPERTS	80
WHERE YOU CAN FIND ADDITIONAL INFORMATION	80
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	82

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, or the "Commission", is effective. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.
We have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY
This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled "Risk Factors" and the more detailed information that appears later in this prospectus before making an investment in our common stock.
Unless otherwise indicated, references to "Euroseas," the "Company," "we," "our," "us" or similar terms refer to the registrant, Euroseas Ltd., and its subsidiaries, except where the context otherwise requires. We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels and the term twenty-foot equivalent unit, or teu, in describing the size of our containerships in addition to dwt. Teu, expressed in number of containers, refers to the maximum number of twenty-foot long containers that can be placed on board. Unless otherwise indicated, all references to "U.S. dollars," "dollars," "U.S. $" and "$" in this prospectus are to the lawful currency of the United States of America.
Our Company
We are a Marshall Islands company incorporated on May 5, 2005. We are a provider of worldwide ocean-going transportation services. We own and operate containerships that transport dry and refrigerated containerized cargoes, mainly including manufactured products and perishables. We also own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. As of July 1, 2015, our fleet consisted of ten containerships, five drybulk carriers (comprised of four Panamax drybulk carriers and one Handymax drybulk carrier), and four drybulk newbuildings The total cargo carrying capacity of the ten containerships is 262,988 dwt and 17,587 teu and of the five drybulk carriers is 338,540 dwt and including our four newbuildings, the total cargo capacity of our drybulk vessels is 629,540 dwt. Two of our vessels were acquired before January 1, 2004 and were controlled by the Pittas family interests. On June 29, 2005, the shareholders of three vessels (and of four additional vessels that have since been sold) transferred their ownership in each of the vessels to Euroseas in exchange for shares in Friends Investment Company Inc, or Friends, a 100% owner of Euroseas at that time.  We have purchased seventeen additional vessels since June 2005, of which we sold three in 2009, one in 2012 and two in 2013.
We actively manage the deployment of our fleet between spot market voyage charters, which generally last from several days to several weeks, and time charters, which can last up to several years.  Some of our vessels may participate in shipping pools, or, in some cases participate in contracts of affreightment.  We may also use Forward Freight Agreement, or "FFA", contracts to provide partial coverage for our drybulk vessels – as a substitute for time charters – in order to increase the predictability of our revenues.  As of July 1, 2015, all of our drybulk and container vessels are under contract (except three still under construction).
Vessels operating on time charters provide more predictable cash flows but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable us to achieve increased profit margins during periods of high vessel rates although we are exposed to the risk of declining vessel rates, which may have a materially adverse impact on our financial performance.  Vessels operating in pools benefit from better scheduling, and thus increased utilization, and better access to contracts of affreightment due to the larger commercial operation of the pool. We are constantly evaluating opportunities to increase the number of our vessels deployed on time charters or to participate in shipping pools (if available for our vessels), however we only expect to enter into additional time charters or shipping pools if we can obtain contract terms that satisfy our criteria.  Containerships are employed almost exclusively on time charter contracts.  We carefully evaluate the length and the rate of the time charter contract at the time of fixing or renewing a contract considering market conditions, trends and expectations.
We constantly evaluate vessel purchase opportunities to expand our fleet accretive to our earnings and cash flow. Additionally, we will consider selling certain of our vessels when favorable sales opportunities present themselves. If, at the time of sale, the carrying value is less than the sales price, we will realize a gain on sale, which will increase our earnings, but if, at the time of sale, the carrying value of a vessel is more than the sales price, we will realize a loss on sale, which will negatively impact our earnings.

Our Fleet
As of August 25, 2015, the profile and deployment of our fleet is the following:
Name	Type	Dwt	TEU	Year Built (*)	Employment (**)	TCE Rate ($/day)
Dry Bulk Vessels
EIRINI P	Panamax	76,466		2004	TC until Nov-15	Hire 103% of Average BPI 4TC
PANTELIS	Panamax	74,020		2000	TC until Jul-16	100.5% of average BPI 4TC
ELENI P	Panamax	72,119		1997	TC until Jan-16	Hire 97% of Average BPI 4TC
ARISTIDES N.P.	Panamax	69,268		1993	TC until Sep-15	$8,500
MONICA P	Handymax	46,667		1998	TC until Sep-15	$9,500
Vessels under construction (*)
Hull Number DY 160	Ultramax	63,500		Fourth Quarter 2015	N/A
Hull Number DY 161	Ultramax	63,500		2016	N/A
Hull Number YZJ 1116	Kamsarmax	82,000		Fourth Quarter 2015	4 years TC starting at delivery + 1 year at charterer's option	Option @ $14,350 $14,100
Hull Number YZJ 1153	Kamsarmax	82,000		2016	N/A
Total Dry Bulk Vessels	9	629,540
Container Carriers
EVRIDIKI G (ex-MAERSK NOUMEA)	Intermediate	34,677	2,556	2001	TC until Feb-16	$13,500
TIGER BRIDGE	Intermediate	31,627	2,228	1990	TC until Oct-15	$7,500
AGGELIKI P	Intermediate	30,360	2,008	1998	TC until Sep-15	$9,800
DESPINA P	Handy size	33,667	1,932	1990	TC until Nov-15	$9,500
CAPTAIN COSTAS (ex-OEL TRANSWORLD)	Handy size	30,007	1,742	1992	TC until Nov-15	$8,500
MARINOS	Handy size	23,596	1,599	1993	TC until Oct-15	$11,200
JOANNA	Handy size	22,301	1,732	1999	TC until Aug-15 then open	$10,450
MANOLIS P	Handy size	20,346	1,452	1995	TC until Nov-15	$7,300
NINOS	Feeder	18,253	1,169	1990	TC until Jul-16	$11,500
KUO HSIUNG	Feeder	18,154	1,169	1993	TC until Nov-15	$10,000
Total Container Carriers	10	262,988	17,587
Fleet Grand Total	19	892,528	17,587

(*)	For newbuilding contracts, it represents the expected year and quarter of delivery in respect of vessels to be delivered in 2015.
(**)	TC denotes time charter. All dates listed are the earliest redelivery dates under each TC.

We plan to expand our fleet by investing in vessels in the drybulk and containership markets under favorable market conditions. We also intend to take advantage of the cyclical nature of the market by buying and selling ships when we believe favorable opportunities exist.  We currently employ our vessels in the spot and time charter market.  As of August 25, 2015, all of our containerships and our drybulkers (except three still under construction) are employed under time charters or spot contracts.  As of August 25, 2015, approximately 57% of our ship capacity days in the remainder of 2015 and approximately 13% of our ship capacity days in 2016 are under time charter contracts.

Management of Our Fleet
The operations of our vessels are managed by Eurobulk Ltd., or Eurobulk, an affiliated company, under a Master Management Agreement with us and separate management agreements with each shipowning company. Eurobulk was founded in 1994 by members of the Pittas family and is a reputable ship management company with strong industry relationships and experience in managing vessels. Under our Master Management Agreement, Eurobulk is responsible for providing us with executive services associated with us being a public company, other services to our subsidiaries and commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising drydocking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services.
Our Master Management Agreement with Eurobulk compensates Eurobulk with an annual fee and a daily management fee per vessel managed by Eurobulk. Our Master Management Agreement, which we initially entered into in 2008, was most recently amended and restated as of January 1, 2014 and its term extended until January 1, 2019.  It provides for a 5% discount of the daily vessel management fee during any period during which the number of the Euroseas owned vessels (including vessels in which Euroseas is a part owner) managed by Eurobulk is greater than 20 ("volume discount"). The Master Management Agreement can be terminated by Eurobulk only for cause or under other limited circumstances, such as sale of the Company or Eurobulk or the bankruptcy of either party. This Master Management Agreement will automatically be extended after the initial period for an additional five year period unless terminated on or before the 90th day preceding the initial termination date. Pursuant to the Master Management Agreement, each new vessel we acquire in the future will enter into a separate five year management agreement with Eurobulk.
During 2014, in exchange for providing us with the services described above, we paid Eurobulk an annual fee of $2,000,000 and a management fee of 685 Euros per vessel per day for any vessel operating and 50% (i.e. 342.5 Euros) of that amount for any vessel laid-up.  The management fee is adjusted annually for inflation every January 1st. There was no adjustment for inflation on January 1, 2014 or 2015 and, hence, we continue to pay Eurobulk an annual fee of $2,000,000 and a fee of 685 Euros per vessel per day in operation and 342.5 Euros per vessel per day in lay-up, taking into account the 5% volume discount. In the case of newbuilding vessel contracts, the same management fee of 685 Euros begins when construction of the vessels actually begins.  In absence of the "volume discount", the daily management fee would be 720 Euros per vessel per day in operation and 360 Euros per vessel per day in lay-up.
Our Competitive Strengths
We believe that we possess the following competitive strengths:
•	Experienced Management Team. Our management team has significant experience in all aspects of commercial, technical, operational and financial areas of our business. Aristides J. Pittas, our Chairman and Chief Executive Officer, holds a dual graduate degree in Naval Architecture and Marine Engineering and Ocean Systems Management from the Massachusetts Institute of Technology. He has worked in various technical, shipyard and ship management capacities and since 1991 has focused on the ownership and operation of vessels carrying dry cargoes. Dr. Anastasios Aslidis, our Chief Financial Officer, holds a Ph.D. in Ocean Systems Management also from Massachusetts Institute of Technology and has over 20 years of experience, primarily as a partner at a Boston based international consulting firm focusing on investment and risk management in the maritime industry.

•	Cost Effective Vessel Operations. We believe that because of the efficiencies afforded to us through Eurobulk, the strength of our management team and the quality of our fleet, we are, and will continue to be, a reliable, low cost vessel operator, without compromising our high standards of performance, reliability and safety. Despite the average age of our fleet being approximately 18.5 years during 2014, our total vessel operating expenses, including management fees and general and administrative expenses but excluding drydocking expenses were $6,320 per day for the year ended December 31, 2014. We consider this amount to be among the lowest of the publicly listed drybulk or containerships shipping companies in the United States. Our technical and operating expertise allows us to efficiently manage and transport a wide range of cargoes with a flexible trade route profile, which helps reduce ballast time between voyages and minimize off-hire days. Our professional, well-trained masters, officers and on board crews further help us to control costs and ensure consistent vessel operating performance. We actively manage our fleet and strive to maximize utilization and minimize maintenance expenditures for operational and commercial utilization. For the year ended December 31, 2014, our operational fleet utilization was 99.7%, up from 98.9% in 2013, while our commercial utilization rate increased from 96.8% in 2013 to 98.0% in 2014. Our total fleet utilization rate in 2014 was 97.7%.
•	Strong Relationships with Customers and Financial Institutions. We believe ourselves as well as Eurobulk and the Pittas family have developed strong industry relationships and have gained acceptance with charterers, lenders and insurers because of their long-standing reputation for safe and reliable service and financial responsibility through various shipping cycles. Through Eurobulk, we offer reliable service and cargo carrying flexibility that enables us to attract customers and obtain repeat business. We also believe that the established customer base and reputation of ourselves, Eurobulk and the Pittas family help us to secure favorable employment for our vessels with well-known charterers.
Our Business Strategy
Our business strategy is focused on providing consistent shareholder returns by carefully timing and structuring acquisitions of drybulk carriers and containerships and by reliably, safely and competitively operating our vessels through Eurobulk. We continuously evaluate purchase and sale opportunities, as well as long term employment opportunities for our vessels.
•	Renew and Expand our Fleet. We expect to grow our fleet in a disciplined manner through timely and selective acquisitions of quality vessels. We perform in-depth technical review and financial analysis of each potential acquisition and only purchase vessels as market conditions and developments present themselves. We focus on purchasing well-maintained secondhand vessels, newbuildings or newbuilding resales based on the evaluation of each investment option at the time it is made. During 2014, we ordered or acquired the contracts of four drybulk carrier newbuildings and acquired one secondhand drybulk carrier.
•	Maintain Balanced Employment. We intend to employ our fleet between longer term time charters, i.e. charters with duration of more than a year, and shorter term time or spot charters, if possible. We actively pursue longer term time charters to obtain adequate cash flow to cover as much as possible of our fleet's fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and drydocking costs for the upcoming 12-month period. We also may use FFAs as a substitute for time charter employment – to partly provide coverage for our drybulk vessels in order to increase the predictability of our revenues. We look to deploy the remainder of our fleet through spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. Our mix of short- and long-term charters is also based on our expectations about future market prospects; when we expect charter rates to improve we try to increase the percentage of our fleet employed in shorter term contracts (allowing us to take advantage of higher rates in the future), while when we expect the market to weaken we try to increase the percentage of our fleet employed in longer term contracts (allowing us to take advantage of higher current rates). We believe this balanced employment strategy will provide us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates. As of August 25, 2015, on the basis of our existing time charters, approximately 57% of our vessel capacity in the remainder of 2015 and approximately 13% in 2016 are fixed, which will help protect us from market fluctuations, enable us to make principal and interest payments on our debt and possibly in the future reinstate dividend payments to our shareholders.

•	Operate a Fleet in Two Sectors. While remaining focused on the dry cargo segment of the shipping industry, we intend to continue to develop a diversified fleet of drybulk carriers and containerships of up to Panamax size including Kamsarmax vessels. A diversified drybulk fleet profile will allow us to better serve our customers in both major and minor drybulk trades, as well as to reduce any dependency on any one cargo, trade route or customer. We will remain focused on the smaller size ship segment of the container market, which has not experienced the same level of expansion in vessel supply that has occurred with larger containerships. A diversified fleet, in addition to enhancing the stability of our cash flows, will also help us to reduce our exposure to unfavorable developments in any one shipping sector and to benefit from upswings in any one shipping sector experiencing rising charter rates.
•	Optimize Use of Financial Leverage. We will use bank debt to partly fund our vessel acquisitions and increase financial returns for our shareholders. We actively assess the level of debt we incur in light of our ability to repay that debt based on the level of cash flow generated from our balanced chartering strategy and efficient operating cost structure. Our debt repayment schedule as of December 31, 2014 calls for a reduction of more than 36% of our debt by the end of 2015 and an additional reduction of more than 36% by the end of 2016 for a total of more than 72% reduction over the two years, excluding any new debt that we assumed or may assume. As our debt is being repaid we expect that our ability to raise or borrow additional funds more cheaply in order to grow our fleet and generate better returns for our shareholders will increase.
Recent Developments
On January 12, 2015, the Company signed a term loan facility with HSBC of up to the maximum of $19.95 million or 70% of the vessel's market value upon delivery if the ship is under an Approved Charter (lesser of) or 65% of the vessel's market value upon delivery if the vessel is charter free. The facility will be used to partly finance the construction cost of Hull No DY 160 and will be repaid over 5 years following the delivery of the vessel. Hull No DY 160 will serve as collateral to the loan.
On March 20, 2015, the Company signed a term loan facility with HSH of up to the maximum of $19.00 million or 62.5% of the vessel's market value upon delivery (lesser of). The facility will be used to partly finance the construction cost of Hull No DY 161 and will be repaid over 4 years following the delivery of the vessel. Hull No DY 161 will serve as collateral to the loan.
On June 11, 2015 the Company signed a term loan facility with EFG Ergasias to refinance the final installment and balloon payment of its loan of $5.00 million collateralized by m/v Manolis P, m/v Ninos and m/v Tiger Bridge. Under the extended facility, the loan will be paid in twelve consecutive quarterly installments of $0.25 million and a balloon payment of $2.00 million at the same time with the final installment in June 2018.
The Company completed a 1-for-10 reverse stock split, effective at the close of trading on July 22, 2015. The Company's common shares began trading on a split-adjusted basis on July 23, 2015. The reverse stock split was undertaken with the objective of meeting the minimum $1.00 per share requirement for listing the Company's common stock on the Nasdaq Capital Market.  All amounts related to number of shares, per share amounts and earnings per share presented in this prospectus give retroactive effect to the reverse stock split.
Risk Factors
We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategies. These risks relate to, among others, changes in the international shipping industry, including supply and demand, charter hire rates, commodity prices, a downturn in the global economy, hazards inherent in our industry and operations resulting in liability for damage to or destruction of property and equipment, pollution or environmental damage, inability to comply with covenants in the credit facilities we may enter into, inability to finance capital projects, and inability to successfully employ our drybulk carriers.

You should carefully consider the risks described under the heading "Risk Factors" beginning on page 25 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed on April 30, 2015, which is incorporated herein by reference, and the other information in this prospectus before deciding whether to invest in our common stock.
Corporate Structure
Euroseas is the sole owner of all outstanding shares of the subsidiaries listed in Exhibit 8.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated herein by reference.
Corporate Information
Euroseas Ltd. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at 4 Messogiou & Evropis Street, 151 25 Maroussi, Greece. Our telephone number at that address is 011 30 211 1804005.  Our website address is http://www.euroseas.gr.  The information on our website is not a part of this prospectus.
Other Information
Because we are incorporated under the laws of the Republic of the Marshall Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled "Risk Factors" and "Service of Process and Enforcement of Civil Liabilities" for more information.

Summary of the Rights Offering
The following summary describes the principal terms of this rights offering, but is not intended to be complete. See "The Rights Offering" in this prospectus for a more detailed description of the terms and conditions of this rights offering.
Securities Offered
We are offering up to approximately 4,338,018 shares of our common stock to our stockholders of record on August 14, 2015.  We are distributing at no charge three non-transferable subscription rights for each four shares of common stock that you owned as of 5:00 p.m., Eastern Daylight Time, on the record date, August 14, 2015, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as beneficial owner of the shares. Each subscription right represents the right to purchase one share of our common stock at the subscription price of $4.50 per share and consists of a basic subscription privilege and an oversubscription privilege. We will not issue fractional shares of our common stock in this rights offering, and fractional shares will be rounded to the nearest whole share with the subscription payment price adjusted accordingly.

Record Date	5:00 p.m., Eastern Daylight Time, on August 14, 2015.

Expiration Date
The subscription rights will expire at 5:00 p.m., Eastern Daylight Time, on September 17, 2015, unless we extend the expiration date. We reserve the right to extend the subscription rights period and consequently the expiration date at our sole discretion. We reserve the right, in our sole discretion, to cancel, extend or otherwise change the subscription rights period and consequently the expiration date at our sole discretion for any reason prior to the expiration date.

Subscription Price
The subscription price per share of common stock shall be equal to $4.50. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the subscription period. You must pay for the total number of shares you subscribe for pursuant to both your basic subscription privilege and your oversubscription privilege by 5:00 p.m., Eastern Daylight Time, on September 17, 2015.

Basic Subscription Privilege
The basic subscription privilege entitles holders of each subscription right to purchase one share of our common stock at the subscription price. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise your subscription rights.

Oversubscription Privilege
If you exercise your basic subscription privilege in full with respect to subscription rights you hold at the time of exercise, you will also have an oversubscription privilege to purchase any shares that our other subscription rights holders do not purchase under their basic subscription privilege. However, no shareholder may own, as a result of exercising the shareholder's oversubscription privilege, common shares exceeding 15% of the total outstanding common shares after the rights offering, which in some instances may limit the amount of shares that a shareholder may purchase as a result of exercising the oversubscription privilege.  The subscription price for shares purchased pursuant to the oversubscription privilege will be the same as the subscription price for the basic subscription privilege.

If holders exercise oversubscription privileges for more shares than are available to be purchased pursuant to the oversubscription privileges, we will allocate the shares of our common stock to be issued pursuant to the exercise of the oversubscription privilege pro rata among those oversubscribing rights holders. "Pro rata" means to each oversubscribing holder based on the number of shares such holder purchased pursuant to the exercise of its basic subscription privilege in proportion to the total number of shares purchased by all oversubscribing holders pursuant to the exercise of their basic subscription privileges. For example, if Holder A purchased 100 shares pursuant to the exercise of its basic subscription privilege and Holder B purchased 200 shares pursuant to the exercise of its basic subscription privilege, and Holder A and Holder B both exercise their respective oversubscription privileges and elect to each purchase an additional 100 shares, but there were only 100 total shares available to fulfill all oversubscription requests, then Holder A would receive 33.33 (or when rounded down to the nearest whole share, 33) shares and Holder B would receive 66.66 (or when rounded up to the nearest whole share, 67) shares. In the event that, after the allocation of the excess shares described above, there remain shares that have not been allocated (because of rounding or otherwise), the subscription agent shall allocate all remaining shares offered hereunder among those holders not allocated all of the shares for which they have exercised their oversubscription privilege in proportion to their pre-offering ownership percentage. If you are not allocated the full amount of shares for which you oversubscribe, you will receive a refund of the subscription price, without interest or deduction, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of this rights offering.

Indications from Certain Holders
Friends, which owned approximately 28.0% of our outstanding shares of common stock as of the record date, has indicated to us that it intends to exercise its rights under the basic subscription privilege in full and participate in the oversubscription privilege in connection with the transactions as described in this prospectus, though it has not entered into a binding agreement to do so. Assuming no other holders exercise their rights in this offering, and that Friends exercises its basic subscription privilege in full as it has indicated, after giving effect to this offering, Friends would own approximately 40.5% of our outstanding common stock.  If Friends also exercises its oversubscription privilege, its percentage ownership of our common stock may further increase based on the amount of oversubscribed shares that it receives and, depending on (a) the amount of shares that Friends acquires as a result of its exercise of its oversubscription privilege and (b) the percentage of shareholders that exercise their subscription privilege and oversubscription privilege, Friends could own more than 50% of our outstanding common stock after completion of this rights offering.

Procedure for Exercising Subscription Rights and Making Payments Therefor
The subscription rights may be exercised at any time during the subscription period, which commences on August 31, 2015. If you are a holder of record of subscription rights, to exercise your subscription rights, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your oversubscription privilege), to the subscription agent, American Stock Transfer & Trust Company, LLC, before 5:00 p.m., Eastern Daylight Time, on the expiration date, and payment must clear prior to the expiration of this rights offering. For the exercise of a subscription right to be effective, your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent by 5:00 p.m., Eastern Daylight Time, on the expiration date of this rights offering.

If you use the mail, we recommend that you use an insured overnight carrier that provides delivery tracking. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering — Notice of Guaranteed Delivery." Even if you elect this option, you are still required to make payment before 5:00 p.m., Eastern Daylight Time, on September 17, 2015.

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the common stock you wish to purchase. If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares of common stock. We will ask your broker, dealer, custodian bank, or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled "Beneficial Owner Election Form" such that it will be received by 5:00 p.m., Eastern Daylight Time, on September 14, 2015, the last business day prior to the expiration date of this rights offering. You should receive this form from your record holder with the other rights offering materials. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or nominee or if you receive it without sufficient time to respond. In addition, your broker, dealer, custodian bank or other nominee may permit you to effect sales though an internet website that it maintains and through which you may access your account.

Use of Proceeds from this Rights Offering
The net proceeds to us from this rights offering will depend on the number of subscription rights that are exercised. If each stockholder exercises its subscription rights in full at a subscription price of $4.50 per share, we will receive gross proceeds of approximately $19.5 million in this rights offering. We currently estimate that the expenses of the rights offering will be approximately $0.3 million in the aggregate. We plan to use the proceeds to renew and expand our fleet by taking delivery of our drybulk vessels currently under construction and for general corporate purposes.  See "Use of Proceeds" in this prospectus for further information.

Transferability of Subscription Rights	The subscription rights are not transferable. Any subscription right not exercised by the expiration of the rights offering will expire.

No Revocation of Exercise by Stockholders
All exercises of subscription rights are irrevocable (except in limited circumstances relating to a material amendment to the terms of the rights offering), even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.

Amendment; Extension; Cancellation
We may extend or otherwise amend the terms of this rights offering or extend the subscription period. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus to stockholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscriptions. We also reserve the right to cancel this rights offering at any time prior to the expiration date for any reason. If this rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable to those persons who subscribed for shares in this rights offering.

Conditions to Rights Offering
Our obligation to close the rights offering and to distribute the new shares subscribed for in the rights offering is conditioned upon the Commission declaring effective our Registration Statement on Form F-1, of which this prospectus forms a part, under the Securities Act of 1933, as amended, or the "Securities Act," and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission.

Return of Funds
If this right offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.  If you are not allocated the full amount of shares for which you oversubscribe, you will receive a refund of the subscription price, without interest or deduction, that you delivered for those shares of our common stock that are not allocated to you.  The subscription agent will mail such refunds as soon as practicable after completion of this rights offering.

No Board Recommendation
Our board of directors is not making any recommendation regarding your exercise of the subscription rights. The trading price of our common stock may decline during or after this rights offering. We cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and this rights offering. See "Risk Factors" of this prospectus for further discussion.

Issuance of Common Stock
If you purchase shares of common stock through this rights offering, we will issue those shares to you through DTC as soon as practicable after the completion of this rights offering. Stock certificates will not be issued for shares of our common stock purchased in this rights offering. If you are not a DTC participant, all shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record.

Listing of Common Stock
Our common stock trades on the Nasdaq Capital Market under the symbol "ESEA," and the shares to be issued in connection with this rights offering will also be listed on the Nasdaq Capital Market under the same symbol.

Listing of Rights	The subscription rights will not be listed or traded.

Material U.S. Federal Income Tax Consequences
A U.S. Holder, as defined in "Material U.S. Federal Income Tax Consequences" to this prospectus, should not recognize income, gain, or loss for U.S. federal income tax purposes upon the receipt and exercise of the subscription rights. See "Material U.S. Federal Income Tax Consequences" of this prospectus for further discussion.

You should consult your own tax advisors concerning the U.S. federal income tax consequences of the receipt, exercise, expiration, and sale of the subscription rights in light of your own particular circumstances and any consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

Subscription Agent	American Stock Transfer & Trust Company, LLC.

Information Agent	D.F. King & Co., Inc.

Shares of Common Stock Outstanding Before this Rights Offering	As of August 25, 2015, there were 5,784,025 shares of our common stock outstanding.

Shares of Common Stock Outstanding After Completion of this Rights Offering	Assuming the rights offering is fully subscribed by existing shareholders, after completion of the rights offering we will have 10,122,043 shares of our common stock outstanding.

Risk Factors
Our business is subject to uncertainties and risks. Stockholders considering making an investment by exercising subscription rights in this rights offering should carefully read and consider the information discussed under the heading "Risk Factors" in this prospectus, together with the other information contained in or incorporated by reference into this prospectus, including the information discussed under the heading "Risk Factors" in our Annual Report on Form 20-F filed with the Commission on April 30, 2015; and any subsequently filed Current Reports on Form 6-K, including all amendments thereto, before making a decision to invest in our common stock. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

Fees and Expenses
We will pay the fees and expenses related to this rights offering. However, you are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the exercise of your subscription rights.

QUESTIONS AND ANSWERS RELATING TO THIS RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common shares, and our business.
What is a rights offering and what is being offered in this rights offering?
A rights offering is a distribution of subscription rights on a pro rata basis to all existing common stockholders of a company. We distributed to holders of our common stock as of 5:00 p.m., Eastern Daylight Time, on August 14, 2015, to which we will refer as the "record date," at no charge, subscription rights to purchase shares of our common stock. If you were a holder of our common stock on the record date, you received three subscription rights for every four shares of common stock you owned at such time, and each subscription right, subject to adjustments to eliminate fractional rights, entitles the holder to purchase shares of our common stock. We will not issue fractional shares of common stock in this rights offering and fractional shares will be rounded to the nearest whole share with the subscription payment price adjusted accordingly. The subscription rights will be evidenced by non-transferable subscription rights certificates.
Why are we conducting the rights offering and how will we use the proceeds?
We are conducting the rights offering to sell up to 4,338,018 of our common stock.  Assuming all the common shares offered hereby are sold, we expect to receive approximately $19.2 million in proceeds from the rights offering, after deducting expenses. We plan to use the proceeds to renew and expand our fleet by taking delivery of our drybulk vessels currently under construction.
What is a subscription right?
Each subscription right gives the holder the opportunity to purchase one share of our common stock for $4.50 per share and carries with it a basic subscription privilege and an oversubscription privilege, as described below. The holders of the subscription rights are the holders of our common stock on the record date.
What is the basic subscription privilege?
Each subscription right has a basic subscription privilege to purchase from us one share of our common stock at the subscription price of $4.50 per share. You may exercise your basic subscription privilege, in whole or in part, or you may choose not to exercise any subscription rights.
Can I transfer or sell my subscription rights?
No. Any subscription right not exercised by the expiration of the rights offering will expire.
What is the oversubscription privilege?
If you exercise your basic subscription privilege in full with respect to all subscription rights you hold at the time of exercise, you will also be entitled to an oversubscription privilege to purchase any shares not purchased by other holders under their basic subscription privileges, subject to the limitations described below. If you have fully exercised your basic subscription privilege, as described in the preceding sentence, you will be eligible to exercise this oversubscription privilege. The subscription price per share that applies to the oversubscription privilege is the same subscription price per share that applies to the basic subscription privilege. Thus, you may purchase additional shares of our common stock by exercising the oversubscription privilege at a price of $4.50 per share so long as all of the basic subscription rights held by other holders of rights are not exercised in full.  However, no shareholder may own, as a result of exercising the shareholder's oversubscription privilege, common shares exceeding 15% of the total outstanding common shares after the rights offering, which in some instances may limit the amount of shares that a shareholder may purchase as a result of exercising the oversubscription privilege.

If I exercise my basic subscription privilege, must I exercise my oversubscription privilege?
No. You may exercise your basic subscription privilege in full without exercising your oversubscription privilege.
What are the limitations on the oversubscription privilege?
We will not be able to satisfy your exercise of your oversubscription privilege if all other holders of rights elect to purchase all of the shares offered under their basic subscription privileges. We will honor oversubscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privileges, provided that no shareholder may own, as a result of exercising the shareholder's oversubscription privilege, common shares exceeding 15% of the total outstanding common shares after the rights offering, which in some instances may limit the amount of shares that a shareholder may purchase as a result of exercising the oversubscription privilege. If oversubscription requests exceed shares available, we will allocate available shares pro rata to each oversubscribing holder based on the number of shares such holder purchased pursuant to the exercise of its basic subscription privilege in proportion to the total number of shares purchased by all oversubscribing holders pursuant to the exercise of their basic subscription privileges. For example, if Holder A purchased 100 shares pursuant to its basic subscription privilege and Holder B purchased 200 shares pursuant to its basic subscription privilege, and Holder A and Holder B both exercise their respective oversubscription privilege and elect to each purchase an additional 100 shares, but there were only 100 total shares available to fulfill all oversubscription requests, then Holder A would receive 33.33 (or when rounded down to the nearest whole share, 33) shares and Holder B would receive 66.66 (or when rounded up to the nearest whole share, 67) shares. In the event that, after the allocation of the excess shares described above, there remain shares that have not been allocated (because of rounding or otherwise), the subscription agent shall allocate all remaining shares offered hereunder among those holders not allocated all of the shares for which they have exercised their oversubscription privilege in proportion to their pre-offering ownership percentage.
Each holder participating in the oversubscription must pay the full amount for all shares of common stock requested in the oversubscription no later than 5:00 p.m. Eastern Daylight Time on the expiration date (the same time such holder pays for the shares purchased by exercising its basic subscription privilege). If you render payment for a fewer number of shares of common stock than you are electing to receive in the oversubscription, you will only be eligible to receive such fewer number of shares (if those shares are available for purchase in the oversubscription). In addition, if you paid amounts with respect to the oversubscription privilege that are not applied to purchase shares of common stock because of prorationing, the amounts not applied to the purchase of shares will be returned to you without interest or deduction, as soon as practicable after the expiration date of this rights offering. Using the above example, both Holder A and Holder B must pay for the 100 shares they each elected to receive in the oversubscription no later than 5:00 p.m. Eastern Daylight Time on the expiration date even though each will receive only 34 and 67 shares of common stock, respectively, due to prorationing. We will refund to each of Holder A and Holder B, without interest or deduction, the difference between the amount paid by each of Holder A and Holder B for the 100 shares elected and the purchase price for the 34 and 67 shares each actually received by such holder.
Am I required to exercise the rights I receive in this rights offering?
No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your basic subscription privilege and other holders fully exercise their basic subscription privilege, the percentage of our common stock owned by other holders will increase, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the oversubscription privilege.

Will fractional shares be issued?
No. We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares of common stock resulting from the exercise of subscription rights will be rounded to the nearest whole share, with the total subscription payment adjusted accordingly.
What are some factors our board of directors considered in authorizing this rights offering?
In authorizing this rights offering, our board of directors evaluated our future need for additional liquidity and our need for increased financial flexibility in order to enable us to achieve our business plan and growth strategy. In the course of this process, our board of directors consulted with our senior management and Seaborne Capital Advisors Ltd., or Seaborne. Our board of directors considered a number of factors in favor of this rights offering, including the following:
•	our financial condition, results of operations and cash flow, including a decrease in voyage revenues, which could ultimately lead to our inability to comply with the financial covenants contained in our existing credit facilities;
•	the current market conditions that present vessel acquisition opportunities at historically low prices;
•	our board of directors' view that this rights offering would enhance our capital structure;
•	the cost and likelihood of obtaining capital from other sources or transactions;
•	the fact that this rights offering would enable all of our stockholders to participate in a material portion of the transaction and mitigate the dilution they might otherwise experience from another equity or equity-linked financing transaction;
•	the fact that a rights offering would potentially increase our public float; and
•	the fees and expenses to be incurred by us in connection with this rights offering as compared to other forms of capital raising.
Our board of directors also considered the following factor adverse to this rights offering:
•	the fact that if certain of our stockholders do not exercise their subscription rights in full, they may be substantially diluted afterthe completion of this rights offering.
How was the subscription price of $4.50 per share determined?
In determining the subscription price for the rights, our board of directors considered, among other things, the likely cost and relative difficulty of obtaining capital from other sources, the size and timing of the rights offering, the price at which our stockholders might be willing to participate in the rights offering and historical and current trading prices of our common stock. Our board of directors also received and considered analysis from Seaborne concerning prior rights offerings by other companies and the range of discounts that the subscription prices represented to then prevailing and historical trading prices for those offerings.
The last trading price for shares of our common stock on August 25, 2015 was $5.75 per share. The subscription price of $4.50 per share is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock offered in the rights offering.

What will happen if I choose not to exercise my subscription rights?
If you do not exercise any subscription rights, the number of our common shares you own will not change. Due to the fact that shares will be purchased by other shareholders and as a result new shares will be issued, your percentage ownership will be diluted after the completion of the rights offering. For more information, see "How many shares of common stock will be outstanding after the rights offering" in this section.
Does exercising my subscription rights involve risks?
Yes. The exercise of your subscription rights involves risks. By exercising your subscription rights you are purchasing shares of our common stock. The purchase of additional shares of our common stock should be considered as carefully as you would consider other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this prospectus and the documents incorporated by reference into this prospectus.
Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?
No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise their subscription rights risk loss of all or a portion of their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see the risks described under the heading "Risk Factors" in this prospectus and the documents incorporated by reference into this prospectus for a discussion of some of the risks involved in investing in our common stock. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this prospectus and the documents incorporated by reference into this prospectus.
Are we requiring a minimum subscription to complete the rights offering?
No; although we reserve the right, in our sole discretion, to cancel, extend or otherwise amend the terms of this rights offering for any reason prior to the expiration date. If we amend this rights offering, holders who have previously exercised their subscription rights would be entitled to revoke their previous exercise of subscription rights. We will notify you of any cancellation, extension or amendment by issuing a press release. See "Can this rights offering be cancelled, extended or amended" below.
Have we entered into any agreements to ensure the offering is fully subscribed?
No; we are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock subscribed for through the basic subscription privilege or the oversubscription privilege. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to our accepting subscriptions. However, Friends, which owned approximately 28.0% of our outstanding shares of common stock as of the record date, has indicated to us that it intends to exercise its rights under the basic subscription privilege in full and participate in the oversubscription privilege in connection with the rights offering as described in this prospectus, though it has not entered into a binding agreement to do so.
Can this rights offering be cancelled, extended or amended?
Yes. We reserve the right, in our sole discretion, to cancel, extend or otherwise amend the terms of this rights offering for any reason prior to the expiration date. We will notify you of any cancellation, extension or amendment by issuing a press release. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus to stockholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscription rights. If you then revoke your previously exercised subscription rights under such circumstances, the subscription agent will refund to you any payments you have made, without interest or deduction, as soon as practicable.

If this rights offering is not completed, will my subscription payment be refunded to me?
Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of this rights offering. If this rights offering is cancelled or is not completed for any reason, the subscription agent will return, without interest or deduction, as soon as practicable all subscription payments. In addition, if you paid amounts with respect to the oversubscription privilege which are not applied to purchase shares of common stock because of prorationing, the amounts not applied to the purchase of shares will be returned to you without interest or deduction, as soon as practicable after the expiration date of this rights offering. If you own shares in "street name," it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.
What fees or charges apply if I purchase common shares?
We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights.  If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.
How soon must I act to exercise my subscription rights?
The subscription rights may be exercised at any time during the subscription period, which commences on August 31, 2015, and continues through the expiration date for this rights offering, which is 5:00 p.m., Eastern Daylight Time, on September 17, 2015 unless extended by us. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you or your broker by 5:00 p.m., Eastern Daylight Time, on September 17, 2015; this means that payment must clear prior to 5:00 p.m., Eastern Daylight Time, on September 17, 2015. Although we have the option of extending the expiration date of the subscription period at our sole discretion, we currently do not intend to do so.
How do I exercise my subscription rights? What forms and payment are required to purchase the shares of common stock?
If you wish to participate in this rights offering, you must take the following steps, unless your shares of common stock are held by a broker, dealer, custodian bank or other nominee:
•	deliver payment to the subscription agent using the methods outlined below under "How may I pay the subscription price, and where do I send my completed subscription rights certificate and payment," and payment must clear prior to 5:00 p.m., Eastern Daylight Time, on September 17, 2015; and
•	deliver a properly completed subscription rights certificate to the subscription agent before 5:00 p.m., Eastern Daylight Time, on September 17, 2015, unless extended.
If you use the mail, we recommend that you use an insured overnight carrier that provides delivery tracking. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents and payment relating to your exercise after the rights offering expires, regardless of when you transmitted the documents and payment. If your shares of common stock are currently held by a broker, dealer, custodian bank or other nominee, please see below.
If you do not indicate the number of subscription rights being exercised or do not indicate if the oversubscription privileges are being exercised, or do not deliver full payment of the aggregate subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you tendered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

If you are a holder of record and you wish to exercise your subscription rights but will be unable to deliver the subscription rights certificate prior to the expiration date, you may deliver a Notice of Guaranteed Delivery in accordance with this prospectus. See "The Rights Offering — Notice of Guaranteed Delivery." Even if you elect this option, you are still required to make payment before 5:00 p.m., Eastern Daylight Time, on September 17, 2015.
What should I do if I want to participate in this rights offering, but my shares of common stock are held in the name of my broker, dealer, custodian bank or other nominee?
If you hold your shares of our common stock through a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the common stock you wish to purchase.
If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares of common stock. We will ask your broker, dealer, custodian bank, or other nominee to notify you of this rights offering. In addition to any other procedures your broker, dealer, custodian bank or other nominee may require, you should complete and return to your record holder the form entitled "Beneficial Owner Election Form" such that it will be received by 5:00 p.m., Eastern Daylight Time, on September 14, 2015, the last business day prior to the expiration date of this rights offering. You should receive this form from your record holder with the other rights offering materials. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or nominee or if you receive it without sufficient time to respond. In addition, your broker, dealer, custodian bank or other nominee may permit you to participate in this rights offering and purchase shares of common stock through an Internet website that it maintains and through which you may access your account.
How may I pay the subscription price, and where do I send my completed subscription rights certificate and payment?
Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the basic subscription privilege and the oversubscription privilege by either:
•	certified or cashier's check or bank draft drawn upon a U.S. bank and payable to "American Stock Transfer & Trust Company, LLC (acting as subscription agent for Euroseas Ltd.)"; or
•	U.S. postal money order payable to "American Stock Transfer & Trust Company, LLC (acting as subscription agent for Euroseas Ltd.)."
American Stock Transfer & Trust Company, LLC is acting as the subscription agent for this rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to American Stock Transfer & Trust Company, LLC as follows:
By express mail or courier:
American Stock Transfer & Trust Company, LLC
Operations Center
Attention: Reorganizations Department
6201 15th Avenue
 Brooklyn, NY 11219

By mail:
American Stock Transfer & Trust Company, LLC
Operations Center
Attention:  Reorganizations Department
P.O. Box 2042
 New York, NY 10272-2042

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to D.F. King & Co., Inc., or D.F. King, at (800) 331‑7487.
If you use the mail, we recommend that you use an insured overnight carrier that provides delivery tracking. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "The Rights Offering — Notice of Guaranteed Delivery." Even if you elect this option, you are still required to make payment before 5:00 p.m., Eastern Daylight Time, on September 17, 2015.
After I exercise my subscription rights, can I change my mind?
No. All exercises of subscription rights are irrevocable (except in certain limited circumstances relating to a material amendment of the terms of this rights offering, in which case we will advise you of the material amendment) by the stockholders, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering. However, we may cancel, extend or otherwise amend this rights offering at any time prior to the expiration date.
What fees or charges apply if I exercise my subscription rights?
We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares of our common stock to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other record holder of your shares, you are responsible for paying any fees they may charge.
How do I exercise my subscription rights if I live outside of the United States or have an army post office or foreign post office address?
The subscription agent will hold subscription rights certificates for stockholders having addresses outside the United States or who have an army post office or foreign post office address. In order to exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent and timely follow other procedures described in the section of this prospectus entitled "The Rights Offering — Foreign and Other Stockholders."
When will I receive my new shares of common stock?
Stock certificates will not be issued for shares of our common stock purchased in this rights offering. As soon as practicable after the expiration of the subscription period, the subscription agent will arrange for issuance through the Depository Trust Company, or DTC, to each subscription rights holder of record that has validly exercised its basic subscription privilege, the shares of common stock purchased pursuant to the basic subscription privilege. Shares subscribed for pursuant to the oversubscription privilege will be delivered through DTC promptly after the expiration date of this rights offering and following the completion of any pro-rations as may be necessary in the event the oversubscription requests exceed the number of shares not subscribed for pursuant to the basic subscription privilege. If you are not a DTC participant, all shares that you purchase in this rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record.

What are the U.S. federal income tax consequences of exercising my subscription rights?
A U.S. Holder, as defined in "Material U.S. Federal Income Tax Consequences" to this prospectus, should not recognize income, gain, or loss for U.S. federal income tax purposes upon the receipt and exercise of the subscription rights. See "Material U.S. Federal Income Tax Consequences" of this prospectus for further discussion.
You should consult your own tax advisors concerning the U.S. federal income tax consequences of the receipt, exercise, expiration, and sale of the subscription rights in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.
How many shares of common stock will be outstanding after this rights offering?
Assuming the rights offering is fully subscribed by existing shareholders, after completion of the rights offering we will have 10,122,043 shares of our common stock outstanding.
Whom should I contact if I have more questions?
If you have more questions about this rights offering or need additional copies of the rights offering documents, please contact D.F. King, which acts as information agent for this offering, at (800) 331‑7487. For a complete description of the rights offering, see "The Rights Offering" in this prospectus.
How will results of the rights offering be made public?
After the completion of the rights offering, we will issue a press release providing information regarding results of the rights offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following table presents selected consolidated financial and other data of Euroseas Ltd.  The selected consolidated financial data of the Company as of and for each of the five years in the five-year period ended December 31, 2014. The table should be read together with "Item 5. Operating and Financial Review and Prospects." The selected consolidated financial data of Euroseas Ltd. is a summary of, is derived from, and is qualified by reference to, our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles, or "U.S. GAAP."  The consolidated financial data for the six months ended June 30, 2015 and 2014, and as of June 30, 2015, have been derived from our interim unaudited consolidated financial information in our Report on Form 6-K, filed with the SEC on August 11, 2015, and incorporated herein by reference. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2015.
Our audited consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2012, 2013 and 2014 and the consolidated balance sheets at December 31, 2013 and 2014, together with the notes thereto, are included in "Item 18. Financial Statements" and should be read in their entirety together with "Item 5. Operating and Financial Review and Prospects." included in our Annual Report on Form 20-F, filed with the SEC on April 30, 2015 and incorporated by reference herein.
See next page for table of Euroseas Ltd. – Summary of Selected Historical Financials.

Euroseas Ltd. – Summary of Selected Historical Financials
 (in US Dollars except for number of shares)
	Year Ended December 31,					Six Months Ended June 30,
	2010	2011	2012	2013	2014	2014	2015
Income Statement Data
Voyage revenues	54,422,489	64,129,511	54,921,697	40,850,051	42,586,963	20,048,813	18,474,782
Related party revenue	-	240,000	240,000	240,000	240,000	120,000	120,000
Commissions	(1,944,473)	(2,972,967)	(2,673,703)	(1,936,381)	(2,192,626)	(1,030,826)	(1,044,290)
Net revenue	52,478,016	61,396,544	52,487,994	39,153,670	40,634,337	19,137,987	17,550,492
Voyage expenses	(1,596,569)	(777,902)	(1,329,668)	(1,537,898)	(3,963,181)	(1,138,951)	(918,433)
Vessel operating expenses	(21,507,192)	(26,249,339)	(25,075,139)	(25,191,250)	(25,279,087)	(12,036,879)	(13,384,584)
Drydocking expenses	(6,537,733)	(3,148,111)	(1,616,425)	(3,816,699)	(1,975,590)	(1,372,211)	(989,309)
Vessel depreciation(1)	(17,979,750)	(18,348,556)	(17,385,608)	(19,983,772)	(12,137,445)	5,825,417)	(5,780,952)
Related party management fees	(4,892,006)	(5,810,095)	(4,984,098)	(4,891,024)	(4,894,559)	(2,430,598)	(2,122,035)
Other general and administration expenses	(3,026,941)	(2,986,507)	(3,661,426)	(3,542,619)	(3,514,636)	(1,978,792)	(1,712,085)
Impairment loss	-	-	-	(78,207,462)	(3,500,000)	-	-
Net loss on sale of vessels	-	-	(8,568,234)	(1,935,019)	-	-	-
Other operating income	2,352,946	735,707	254,604	-	-	-	-
Operating income / (loss)	(709,229)	4,811,741	(9,878,000)	(99,952,073)	(14,630,161)	(5,644,861)	(7,356,906)
Interest and other financing costs	(1,498,216)	(2,191,235)	(1,977,226)	(1,845,776)	(2,152,187)	(957,923)	(849,389)
Interest income	538,820	248,892	484,886	387,292	422,240	255,269	22,205
Equity loss in joint venture	(538,833)	(2,415)	(1,219,692)	(2,023,191)	(2,541,775)	(1,262,204)	(955,540)
Other (loss) / income	(4,398,392)	(1,750,994)	(608,709)	8,921	982,978	379,539	433,440
Dividend Series B preferred shares(3)	-	-	-	-	(1,440,100)	(651,416)	(808,524)
Net (loss) / income attributable to common shareholders(3)	(6,605,850)	1,115,989	(13,198,741)	(103,424,827)	(19,359,005)	(7,881.596)	(9,514,709)

	As of December 31,					As of June 30,
Balance Sheet Data	2010	2011	2012	2013	2014	2015
Current assets	46,404,826	38,877,587	45,070,412	16,951,998	30,847,380	19,762,995
Vessels, net	255,412,434	237,063,878	206,934,746	105,463,737	111,150,227	105,369,275
Deferred assets and other long term assets	5,399,374	5,747,951	9,318,578	7,572,753	8,035,621	5,873,293
Investment in joint venture	14,461,167	14,458,752	16,989,061	21,215,870	18,674,094	17,718,554
Total assets	321,677,801	296,148,168	278,312,797	156,616,354	190,578,612	177,901,860
Current liabilities including current portion of long term debt	25,214,542	21,101,011	27,367,521	18,812,413	25,190,229	24,291,044
Long term debt, including current portion	88,385,000	74,913,000	61,581,000	45,644,000	54,257,000	49,821,000
Total liabilities	102,982,809	84,226,420	68,686,651	51,914,272	59,936,008	55,743,372
Preferred shares(3)	-	-	-	-	30,440,100	31,248,624
Common shares outstanding(2, 4, 5)	3,100,222	3,116,722	4,531,961	4,572,326	5,715,732	5,784,025
Share capital(5)	93,007	93,502	135,959	137,170	171,472	173,521
Total shareholders' equity	218,694,992	211,921,748	209,626,146	104,702,082	100,202,504	90,909,864

	Year Ended December 31,					Six Months Ended June 30,
	2010	2011	2012	2013	2014	2014	2015
Net cash (used in) / provided by investing activities	(29,206,844)	1,896,435	(3,505,057)	(7,879,468)	(37,092,981)	(33,362,542)	(4,239,072)
Net cash provided by / (used in) financing activities	9,746,824	(22,282,763)	(2,837,952)	(18,127,144)	51,834,441	57,417,143	(4,709,582)

Euroseas Ltd. – Summary of Selected Historical Financials (continued)
Earnings / (loss) per share, basic and diluted(2, 4, 5)	(2.14)	0.36	(3.42)	(22.76)	(3.53)	(1.50)	(1.64)
Common stock dividends declared	6,848,536	8,457,722	4,437,984	2,067,570	-	-	-
Cash dividends declared per common share(2, 5)	2.20	2.70	1.25	0.45	-	-	-
Preferred stock dividends declared(3)	-	-	-	-	1,440,100	651,416	808,524
Preferred dividends declared per preferred share(3)	-	-	-	-	44.81	21.11	25.00
Weighted average number of shares outstanding during period, basic(2, 4, 5)	3,163,664	3,179,439	3,895,010	4,544,285	5,479,419	5,244,685	5,784,025
Weighted average number of shares outstanding during period, diluted(2, 4, 5)	3,163,664	3,184,608	3,895,010	4,544,285	5,479,419	5,244,685	5,784,025

(1) Effective October 1, 2013, the Company changed its estimate of the useful life of its containerships to 25 years from 30 years. The effect of this change of estimates added $3.4 million to the Company's depreciation expenses during the fourth quarter of 2013, or, $0.08 loss per share, basic and diluted, and $2.5 million, or, $0.05 loss per share to the depreciation expenses during 2014.
(2) In June, 2012 the Company completed a shareholders' rights offering at a price of $1.10 per share for 13,852,094 shares of common stock. The weighted average number of shares as well as the earnings / losses per share shown above have been adjusted retroactively to give effect to the shares associated with this rights offering.
(3) In January 2014, the Company issued 30,700 shares of its Series B Convertible Perpetual Preferred Shares ("Series B Preferred Shares").
(4) In March 2014, the Company issued 11,164,868 shares of its common stock in a private placement.
(5) Adjusted for a 1-for-10 reverse stock split, effective at the close of trading on July 22, 2015. The Company's common shares began trading on a split-adjusted basis on July 23, 2015.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Euroseas Ltd. desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation.  This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as "expects," "intends," "plans," "believes," "anticipates," "estimates," and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:
•	our future operating or financial results;
•	future, pending or recent acquisitions, joint ventures, business strategy, areas of possible expansion, and expected capital spending or operating expenses;
•	drybulk and container shipping industry trends, including charter rates and factors affecting vessel supply and demand;
•	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;
•	availability of crew, number of off-hire days, drydocking requirements and insurance costs;
•	our expectations about the availability of vessels to purchase or the useful lives of our vessels;
•	our expectations relating to dividend payments and our ability to make such payments;
•	our ability to leverage to our advantage our manager's relationships and reputations in the drybulk and container shipping industry;
•	changes in seaborne and other transportation patterns;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from future litigation;
•	global and regional political conditions;
•	acts of terrorism and other hostilities, including piracy; and
•	other factors discussed in the section titled "Risk Factors."
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.
See the section titled "Risk Factors" beginning on page 25 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RISK FACTORS
An investment in our common stock involves substantial risks. You should carefully consider the discussion of risks under the heading "Risk Factors" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed on April 30, 2015, and incorporated by reference herein and the other documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our common stock, the risks described below, as well as the other information included in this prospectus, before making an investment in our common stock. We operate in an intensely competitive industry. Some of our risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market, national and global economic conditions and the ownership of our common stock. Please see "Where You Can Find Additional Information – Information Incorporated by Reference." The occurrence of any of the events described in this section could cause our results to differ materially from those contained in the forward-looking statements made in this prospectus, and could significantly and negatively affect our business, financial condition or operating results.
Risks Related to the Rights Offering
The subscription price determined for the rights offering is not an indication of the fair value of our common stock.
Our board of directors determined the subscription price after considering the likely cost of obtaining capital from other sources, the size and timing of the rights offering, and the price at which our stockholders might be willing to participate in the rights offering, among other things. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.
The price of our common stock is volatile and may decline before or after the subscription rights expire or after you exercise your subscription rights, which means that you could be committed to buying shares of our common stock above the prevailing market price.
The market price of our common stock could be subject to wide fluctuations in response to numerous factors, including the rights offering and reports on our recent performance, as well as factors that have little to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases, and our competitors' and customers' earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, the number of shares of our common stock outstanding, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the market price of our common stock historically has experienced significant price and volume fluctuations in recent years. These broad market fluctuations may cause declines in the market price of our common stock.
We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.
We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities. The market price of our common stock could decline as a result of the sales of shares of common stock or similar securities in the market made after this offering or the perception that such sales could occur.
We have broad discretion in the use of net proceeds from this offering and may not use the proceeds effectively.
As set forth under "Use of Proceeds" herein, we will have broad discretion in determining how the proceeds of this offering will be used. While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this rights offering. Investors in this rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering. Our stockholders may not agree with the manner in which we choose to allocate and spend the net proceeds of this offering.
Because we do not have any formal commitments from any of our stockholders to participate in this rights offering, and have not entered into a standby purchase agreement with any person concerning this rights offering, the net proceeds we receive from this rights offering may be lower than currently anticipated and the gross proceeds may be less than $19.5 million.
We do not have any binding commitments from any of our stockholders to participate in this rights offering and we cannot assure you that any of our other stockholders will exercise all or any part of their basic subscription privilege or their oversubscription privilege. If our stockholders subscribe for fewer shares of our common stock than anticipated, the gross proceeds may be less than $19.5 million. Although Friends has indicated to us its intentions to exercise its basic subscription privilege in full and participate in the oversubscription privilege, we have not entered into any agreements with Friends obligating it to do so. Friends may elect not to participate in this offering at any time. In addition, we are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock subscribed for through the basic subscription privilege or the oversubscription privilege. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to our accepting subscriptions.
Depending on the participation of Friends and our other stockholders in this rights offering, Friends could own more than 50% of our common stock after the completion of the rights offering, thus giving it control over the Company.
Friends owned approximately 28.0% of our outstanding shares of common stock as of the record date.  Assuming no other holders exercise their rights in this offering, and that Friends exercises its basic subscription privilege in full as it has indicated, after giving effect to this offering, Friends would own approximately 40.5% of our outstanding common stock.  If Friends also exercises its oversubscription privilege, its percentage ownership of our common stock may further increase based on the amount of oversubscribed shares that it will receive and, depending on (a) the amount of shares that Friends acquires as a result of its exercise of its oversubscription privilege and (b) the percentage of shareholders that exercise their subscription privilege and oversubscription privilege, Friends could own more than 50% of our outstanding common stock after completion of the rights offering.  If Friends owns more than 50% of our outstanding common stock, it would have a controlling position in our company and would be able to determine the election of our board and have the ability to control votes of matters brought before our shareholders.

We may cancel this rights offering at any time prior to the expiration of the subscription period, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment.
We may at our sole discretion cancel this rights offering at any time prior to the expiration of the subscription period. If we elect to cancel this rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or deduction, as soon as practicable any subscription payments.
Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing trading price at the time this rights offering is completed.
Once you exercise your subscription rights, except in limited circumstances relating to a material amendment to the terms of this rights offering, you may not revoke or change the exercise. The trading price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and afterwards, the trading price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss. Our common stock is traded on the Nasdaq Capital Market under the symbol "ESEA," and the closing sale price of our common stock on the Nasdaq Capital Market on August 25, 2015, was $5.75 per share. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription period or thereafter.
Further, material information may become available between the date of this prospectus and the expiration date of this rights offering which could impact your decision to exercise your rights. If you exercise your subscription rights prior to obtaining any such information, you still will not be able to revoke your prior exercise of your subscription rights.
You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription period or be able to sell your shares at a price equal to or greater than the subscription price.
If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, dealer, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you purchased in this rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of this rights offering, there may be a delay between the expiration date of this rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.
If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.
Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of this rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the subscription period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the subscription period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, your payment does not clear or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering prior to the expiration of the subscription period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you do not fully exercise your basic subscription privilege and this rights offering is completed, your interest in us will most likely be significantly diluted. In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.
We may issue up to 4,338,018 shares of common stock in this rights offering. The purchase price of our common stock in this rights offering, which is $4.50 per share, represents an approximately 26% discount to the volume-weighted average price of our common stock for the two week period ended August 25, 2015.
If you do not choose to fully exercise your basic subscription privilege, your percentage ownership interest in us will decrease if this rights offering is completed, and if you do not exercise your basic subscription privilege at all, your percentage ownership in us could decrease significantly. In addition, if you exercise your basic subscription privilege in full but do not exercise your oversubscription privilege and other stockholders exercise both their basic and oversubscription privileges, the percentage of our common stock owned by those other stockholders will increase. For example, if you own 100,000 shares of common stock before this rights offering, or approximately 1.73% of our common stock, and you do not exercise any of your basic or oversubscription privileges while all other stockholders exercise their subscription privileges in full, then your percentage ownership will be reduced to approximately 1.00%. In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.
In administering this rights offering, we will be relying on statements, representations and other information provided to us by third parties.
In administering the exercising of rights and the pro rationing of oversubscription privileges in this rights offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively affect our or the subscription agent's ability to administer this rights offering in accordance with the terms and conditions described in this prospectus.

USE OF PROCEEDS
The net proceeds to us from this rights offering will depend on the number of subscription rights that are exercised. If each stockholder exercises its subscription rights in full, at a subscription price of $4.50 per share, we will receive gross proceeds of approximately $19.5 million in this rights offering. We currently estimate that the expenses of the rights offering will be approximately $0.3 million. Accordingly, if each stockholder exercises its subscription rights in full at a subscription price of $4.50 per share, we expect to receive net proceeds of approximately $19.2 million from this rights offering.
We intend to use the proceeds from this rights offering to renew and expand our fleet by taking delivery of our drybulk vessels currently under construction, namely Hull Number DY 160, Hull Number DY 161, Hull Number YZJ 1116 and Hull Number YZJ 1153, and for general corporate purposes. As of June 30, 2015, the aggregate remaining amount required for the delivery of these vessels is approximately $95.6 million.  We have secured loans of 62.5% and 65% of the lesser of contract and delivered price for Hull Number DY 160 and Hull Number DY 161, respectively, to be drawn at delivery of the vessels to partly finance the remaining amount to take delivery of the two vessels. We intend to secure similar levels of debt for Hull Number YZJ 1116 and Hull Number YZJ 1153. While we do not yet know how much of the proceeds we will use for each vessel currently under construction, we intend to use most, if not all, of the net proceeds from this rights offering towards the acquisition of these vessels.

CASH AND CAPITALIZATION
The following unaudited table sets forth our cash and cash equivalents and consolidated capitalization at June 30, 2015, on:
•	an actual basis;
•	an as adjusted basis to give effect to the following transactions which occurred during the period July 1, 2015 to August 25, 2015:
-            loan repayments of $503,000; and
•	an as further adjusted basis to give effect to the estimated proceeds of this offering of $19,221,081 in aggregate principal amount of our common stock, net of estimated offering expenses of $0.3 million.
There have been no other significant adjustments to our capitalization since June 30, 2015, as so adjusted. The following should be read in conjunction with the unaudited consolidated condensed financial statements incorporated into this prospectus by reference.
	As of June 30, 2015
In thousands of U.S. dollars	Actual	As Adjusted	As Further Adjusted

Cash and Cash Equivalents	$15,667,761	$15,164,761	$34,385,842

Current debt:
Bank loans	18,556,000	18,053,000	18,053,000
Non-current debt:
Bank loans	31,265,000	31,265,000	31,265,000

Total debt	$49,821,000	$49,318,000	$49,318,000

Mezzanine Equity	$31,248,624	$31,248,624	$31,248,624

Shareholders' equity:
Common Stock(1)	173,521	173,521	303,661
Paid-in capital(1)	268,594,355	268,594,355	287,685,296
Accumulated deficit	(177,858,012)	(177,858,012)	(177,858,012)

Total shareholders' equity	$90,909,864	$90,909,864	$110,130,945

Total capitalization	$171,979,488	$171,476,488	$190,697,569

All of our bank loans are guaranteed by our vessel-owning subsidiaries.

_____________________
(1) After giving effect to a 1-for-10 reverse common stock split completed on July 22, 2015.

DILUTION
Purchasers of our common stock in the rights offering will experience an immediate accretion of their shares of our common stock. At June 30, 2015, we had a net tangible book value of approximately $90.2 million, or $15.60 per share of our common stock held by continuing stockholders. After giving effect to the sale of $19,521,081 in aggregate principal amount of our common stock in the rights offering and after deducting transaction and offering expenses, the pro forma net tangible book value at June 30, 2015 attributable to holders of our common stock would have been $109.5 million, or $10.81 per share of our common stock. The following table illustrates this per share accretion.
Subscription price	$4.50
Net tangible book value per share at June 30, 2015, before the rights offering	$15.60
Pro forma net tangible book value per share after giving effect to the rights offering	$10.81
Pro forma net tangible book value per share to purchasers in excess of subscription price	$6.31

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following table presents selected consolidated financial and other data of Euroseas Ltd.  The selected consolidated financial data of the Company as of and for each of the five years in the five-year period ended December 31, 2014. The table should be read together with "Item 5. Operating and Financial Review and Prospects." The selected consolidated financial data of Euroseas Ltd. is a summary of, is derived from, and is qualified by reference to, our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles, or "U.S. GAAP."  The consolidated financial data for the six months ended June 30, 2015 and 2014, and as of June 30, 2015, have been derived from our interim unaudited consolidated financial information in our Report on Form 6-K, filed with the SEC on August 11, 2015, and incorporated herein by reference. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2015.
Our audited consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2012, 2013 and 2014 and the consolidated balance sheets at December 31, 2013 and 2014, together with the notes thereto, are included in "Item 18. Financial Statements" and should be read in their entirety together with "Item 5. Operating and Financial Review and Prospects." included in our Annual Report on Form 20-F, filed with the SEC on April 30, 2015 and incorporated by reference herein.

See next page for table of Euroseas Ltd. – Summary of Selected Historical Financials.

Euroseas Ltd. – Summary of Selected Historical Financials
 (in US Dollars except for number of shares)
	Year Ended December 31,					Six Months Ended June 30,
	2010	2011	2012	2013	2014	2014	2015
Income Statement Data
Voyage revenues	54,422,489	64,129,511	54,921,697	40,850,051	42,586,963	20,048,813	18,474,782
Related party revenue	-	240,000	240,000	240,000	240,000	120,000	120,000
Commissions	(1,944,473)	(2,972,967)	(2,673,703)	(1,936,381)	(2,192,626)	(1,030,826)	(1,044,290)
Net revenue	52,478,016	61,396,544	52,487,994	39,153,670	40,634,337	19,137,987	17,550,492
Voyage expenses	(1,596,569)	(777,902)	(1,329,668)	(1,537,898)	(3,963,181)	(1,138,951)	(918,433)
Vessel operating expenses	(21,507,192)	(26,249,339)	(25,075,139)	(25,191,250)	(25,279,087)	(12,036,879)	(13,384,584)
Drydocking expenses	(6,537,733)	(3,148,111)	(1,616,425)	(3,816,699)	(1,975,590)	(1,372,211)	(989,309)
Vessel depreciation(1)	(17,979,750)	(18,348,556)	(17,385,608)	(19,983,772)	(12,137,445)	5,825,417)	(5,780,952)
Related party management fees	(4,892,006)	(5,810,095)	(4,984,098)	(4,891,024)	(4,894,559)	(2,430,598)	(2,122,035)
Other general and administration expenses	(3,026,941)	(2,986,507)	(3,661,426)	(3,542,619)	(3,514,636)	(1,978,792)	(1,712,085)
Impairment loss	-	-	-	(78,207,462)	(3,500,000)	-	-
Net loss on sale of vessels	-	-	(8,568,234)	(1,935,019)	-	-	-
Other operating income	2,352,946	735,707	254,604	-	-	-	-
Operating income / (loss)	(709,229)	4,811,741	(9,878,000)	(99,952,073)	(14,630,161)	(5,644,861)	(7,356,906)
Interest and other financing costs	(1,498,216)	(2,191,235)	(1,977,226)	(1,845,776)	(2,152,187)	(957,923)	(849,389)
Interest income	538,820	248,892	484,886	387,292	422,240	255,269	22,205
Equity loss in joint venture	(538,833)	(2,415)	(1,219,692)	(2,023,191)	(2,541,775)	(1,262,204)	(955,540)
Other (loss) / income	(4,398,392)	(1,750,994)	(608,709)	8,921	982,978	379,539	433,440
Dividend Series B preferred shares(3)	-	-	-	-	(1,440,100)	(651,416)	(808,524)
Net (loss) / income attributable to common shareholders(3)	(6,605,850)	1,115,989	(13,198,741)	(103,424,827)	(19,359,005)	(7,881.596)	(9,514,709)

	As of December 31,					As of June 30,
Balance Sheet Data	2010	2011	2012	2013	2014	2015
Current assets	46,404,826	38,877,587	45,070,412	16,951,998	30,847,380	19,762,995
Vessels, net	255,412,434	237,063,878	206,934,746	105,463,737	111,150,227	105,369,275
Deferred assets and other long term assets	5,399,374	5,747,951	9,318,578	7,572,753	8,035,621	5,873,293
Investment in joint venture	14,461,167	14,458,752	16,989,061	21,215,870	18,674,094	17,718,554
Total assets	321,677,801	296,148,168	278,312,797	156,616,354	190,578,612	177,901,860
Current liabilities including current portion of long term debt	25,214,542	21,101,011	27,367,521	18,812,413	25,190,229	24,291,044
Long term debt, including current portion	88,385,000	74,913,000	61,581,000	45,644,000	54,257,000	49,821,000
Total liabilities	102,982,809	84,226,420	68,686,651	51,914,272	59,936,008	55,743,372
Preferred shares(3)	-	-	-	-	30,440,100	31,248,624
Common shares outstanding(2, 4, 5)	3,100,222	3,116,722	4,531,961	4,572,326	5,715,732	5,784,025
Share capital(5)	93,007	93,502	135,959	137,170	171,472	173,521
Total shareholders' equity	218,694,992	211,921,748	209,626,146	104,702,082	100,202,504	90,909,864

	Year Ended December 31,					Six Months Ended June 30,
	2010	2011	2012	2013	2014	2014	2015
Net cash (used in) / provided by investing activities	(29,206,844)	1,896,435	(3,505,057)	(7,879,468)	(37,092,981)	(33,362,542)	(4,239,072)
Net cash provided by / (used in) financing activities	9,746,824	(22,282,763)	(2,837,952)	(18,127,144)	51,834,441	57,417,143	(4,709,582)

Euroseas Ltd. – Summary of Selected Historical Financials (continued)
Earnings / (loss) per share, basic and diluted(2, 4, 5)	(2.14)	0.36	(3.42)	(22.76)	(3.53)	(1.50)	(1.64)
Common stock dividends declared	6,848,536	8,457,722	4,437,984	2,067,570	-	-	-
Cash dividends declared per common share(2, 5)	2.20	2.70	1.25	0.45	-	-	-
Preferred stock dividends declared(3)	-	-	-	-	1,440,100	651,416	808,524
Preferred dividends declared per preferred share(3)	-	-	-	-	44.81	21.11	25.00
Weighted average number of shares outstanding during period, basic(2, 4, 5)	3,163,664	3,179,439	3,895,010	4,544,285	5,479,419	5,244,685	5,784,025
Weighted average number of shares outstanding during period, diluted(2, 4, 5)	3,163,664	3,184,608	3,895,010	4,544,285	5,479,419	5,244,685	5,784,025

(1) Effective October 1, 2013, the Company changed its estimate of the useful life of its containerships to 25 years from 30 years. The effect of this change of estimates added $3.4 million to the Company's depreciation expenses during the fourth quarter of 2013, or, $0.08 loss per share, basic and diluted, and $2.5 million, or, $0.05 loss per share to the depreciation expenses during 2014.
(2) In June, 2012 the Company completed a shareholders' rights offering at a price of $1.10 per share for 13,852,094 shares of common stock. The weighted average number of shares as well as the earnings / losses per share shown above have been adjusted retroactively to give effect to the shares associated with this rights offering.
(3) In January 2014, the Company issued 30,700 shares of its Series B Convertible Perpetual Preferred Shares ("Series B Preferred Shares").
(4) In March 2014, the Company issued 11,164,868 shares of its common stock in a private placement.
(5) Adjusted for a 1-for-10 reverse stock split, effective at the close of trading on July 22, 2015. The Company's common shares began trading on a split-adjusted basis on July 23, 2015.

PRICE RANGE OF COMMON STOCK
The trading market for our common shares is the Nasdaq Capital Market, on which our shares trade under the symbol "ESEA." The following table sets forth the high and low closing prices for each of the periods indicated for our common shares as reported by the Nasdaq Capital Market. The information below has been adjusted to reflect the 1-for-10 reverse split that became effective July 22, 2015.
Period	Low	High
For The Year Ended
December 31, 2010	$33.10	$45.00
December 31, 2011	$22.60	$48.50
December 31, 2012	$8.60	$30.50
December 31, 2013	$9.30	$17.90
December 31, 2014	$7.70	$14.20

For The Quarter Ended
March 31, 2013	$9.30	$11.60
June 30, 2013	$10.00	$12.40
September 30, 2013	$10.10	$17.90
December 31, 2013	$11.30	$15.40
March 31, 2014	$12.25	$14.20
June 30, 2014	$11.20	$13.10
September 30, 2014	$11.10	$11.90
December 31, 2014	$7.50	$11.10
March 31, 2015	$7.10	$8.10
June 30, 2015	$6.62	$8.40

For The Month Ended
January 2015	$7.10	$7.80
February 2015	$7.10	$7.70
March 2015	$7.10	$8.10
April 2015	$7.10	$8.40
May 2015	$7.20	$8.00
June 2015	$6.60	$7.60
July 2015	$6.12	$7.59
August 1, 2015 – August 25, 2015	$5.75	$6.57

On August 25, 2015, the closing price per share of our common shares as quoted on the Nasdaq Capital Market was $5.75. At that date, there were 5,784,025 of our common shares issued and outstanding. (1)

__________________

(1) Does not include issuance of 3,327,492 shares issuable upon conversion of 32,949 Series B Preferred Shares issued and outstanding (based on the current conversion ratio).

BUSINESS
History and Development of the Company
Euroseas Ltd. is a Marshall Islands company incorporated under the Marshall Islands Business Corporations Act, or the BCA, on May 5, 2005. We are a provider of worldwide ocean-going transportation services. We own and operate containerships that transport dry and refrigerated containerized cargoes, mainly including manufactured products and perishables. We also own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. As of August 25, 2015, our fleet consisted of ten containerships, five drybulk carriers (comprised of four Panamax drybulk carriers and one Handymax drybulk carrier), and four Drybulk newbuildings The total cargo carrying capacity of the ten containerships is 262,988 dwt and 17,587 teu and of the five drybulk carriers is 338,540 dwt and including our four newbuildings, the total cargo capacity of our drybulk vessels is 629,540 dwt. Two of our vessels were acquired before January 1, 2004 and were controlled by the Pittas family interests. On June 29, 2005, the shareholders of three vessels (and of four additional vessels that have since been sold) transferred their ownership in each of the vessels to Euroseas in exchange for shares in Friends, a 100% owner of Euroseas at that time.  We have purchased seventeen additional vessels since June 2005, of which we sold three in 2009, one in 2012 and two in 2013.
On August 25, 2005, we raised approximately $17.5 million in net proceeds from the private placement of our securities to a number of institutional and accredited investors, or the Private Placement. In the Private Placement, we issued 2,342,331 shares of common stock at a price of $9.00 per share (adjusted for the 1-for-3 reverse split of our common stock effected on October 6, 2006), as well as warrants to purchase an additional 585,589 shares of common stock. The warrants expired in 2010.
On February 5, 2007, we raised approximately $43.3 million in net proceeds from a follow-on common stock offering. On July 5, 2007, we raised approximately $73.0 million in net proceeds from a follow-on common stock offering.  On November 9, 2007, we raised approximately $93.6 million in net proceeds from a follow-on common stock offering.  During September 2009 we raised approximately $0.65 million in net proceeds from the sale of 134,100 common shares sold pursuant to a sales agreement with Citigroup, as sales agent.  On June 22, 2012, we raised approximately $14.9 million in net proceeds from a shareholders' rights offering of common stock. On January 27, 2014 we raised approximately $29 million from the sale of 25,000 shares of our Series B Preferred Shares to a fund managed by TCP and 5,700 shares to Preferred Friends Investment Company Inc, an affiliate of the Company, and on March 14, 2014 we raised approximately $14.4 million from the sale of 11,164,868 shares of common stock to funds managed by 12 West Capital Management LP. On October 31, 2014, the Board of Directors awarded 450,000 shares of restricted stock to the directors, officers and key employees of Eurobulk, 50% of which will vest on November 16, 2015, and the remainder which will vest on November 16, 2016.
Our shares originally traded on the OTCBB under the symbol ESEAF.OB until October 5, 2006 and EUSEF.OB from October 6, 2006 to January 30, 2007.  Our common shares have traded on the Nasdaq Global Market under the symbol ESEA from January 31, 2007 to December 31, 2007, on the Nasdaq Global Select Market from January 1, 2008 to June 26, 2015, and since then on the Nasdaq Capital Market.
Our executive offices are located at 4 Messogiou & Evropis Street, 151 24, Maroussi, Greece. Our telephone number is +30-211-1804005.
Business Overview
Our fleet consists of: (i) drybulk carriers that transport iron ore, coal, grain and other dry cargoes along worldwide shipping routes; (ii) containerships that transport container boxes providing scheduled service between ports.  Please see information in the section "Our Fleet", above. During 2010, 2011, 2012, 2013 and 2014 we had a total fleet utilization of 99.2%, 96.4%, 95.6%, 95.7% and 97.7%, respectively, our vessels achieved daily time charter equivalent rates of $11,201, $11,525, $10,155, $7,945 and $7,534, respectively, and we generated revenues of $54.42 million, $64.13 million, $54.92 million, $40.85 million and $42.59 million, respectively.

Our business strategy is focused on providing consistent shareholder returns by carefully selecting the timing and the structure of our investments in drybulk and containership vessels and by reliably, safely and competitively operating the vessels we own, through our affiliate, Eurobulk. Representing a continuous shipowning and management history that dates back to the 19th century, we believe that one of our advantages in the industry is our ability to select and safely operate drybulk and containership vessels of any age.
Our Competitive Strengths
We believe that we possess the following competitive strengths:
•	Experienced Management Team. Our management team has significant experience in all aspects of commercial, technical, operational and financial areas of our business. Aristides J. Pittas, our Chairman and Chief Executive Officer, holds a dual graduate degree in Naval Architecture and Marine Engineering and Ocean Systems Management from the Massachusetts Institute of Technology. He has worked in various technical, shipyard and ship management capacities and since 1991 has focused on the ownership and operation of vessels carrying dry cargoes. Dr. Anastasios Aslidis, our Chief Financial Officer, holds a Ph.D. in Ocean Systems Management also from Massachusetts Institute of Technology and has over 20 years of experience, primarily as a partner at a Boston based international consulting firm focusing on investment and risk management in the maritime industry.
•	Cost Effective Vessel Operations. We believe that because of the efficiencies afforded to us through Eurobulk, the strength of our management team and the quality of our fleet, we are, and will continue to be, a reliable, low cost vessel operator, without compromising our high standards of performance, reliability and safety. Despite the average age of our fleet being approximately 18.5 years during 2014, our total vessel operating expenses, including management fees and general and administrative expenses but excluding drydocking expenses were $6,320 per day for the year ended December 31, 2014. We consider this amount to be among the lowest of the publicly listed drybulk or containerships shipping companies in the United States. Our technical and operating expertise allows us to efficiently manage and transport a wide range of cargoes with a flexible trade route profile, which helps reduce ballast time between voyages and minimize off-hire days. Our professional, well-trained masters, officers and on board crews further help us to control costs and ensure consistent vessel operating performance. We actively manage our fleet and strive to maximize utilization and minimize maintenance expenditures for operational and commercial utilization. For the year ended December 31, 2014, our operational fleet utilization was 99.7%, up from 98.9% in 2013, while our commercial utilization rate increased from 96.8% in 2013 to 98.0% in 2014. Our total fleet utilization rate in 2014 was 97.7%.
•	Strong Relationships with Customers and Financial Institutions. We believe ourselves as well as Eurobulk and the Pittas family have developed strong industry relationships and have gained acceptance with charterers, lenders and insurers because of their long-standing reputation for safe and reliable service and financial responsibility through various shipping cycles. Through Eurobulk, we offer reliable service and cargo carrying flexibility that enables us to attract customers and obtain repeat business. We also believe that the established customer base and reputation of ourselves, Eurobulk and the Pittas family helps us to secure favorable employment for our vessels with well-known charterers.
Our Business Strategy
Our business strategy is focused on providing consistent shareholder returns by carefully timing and structuring acquisitions of drybulk carriers and containerships and by reliably, safely and competitively operating our vessels through Eurobulk. We continuously evaluate purchase and sale opportunities, as well as long term employment opportunities for our vessels.

•	Renew and Expand our Fleet. We expect to grow our fleet in a disciplined manner through timely and selective acquisitions of quality vessels. We perform in-depth technical review and financial analysis of each potential acquisition and only purchase vessels as market conditions and developments present themselves. We continue to be focused on purchasing well-maintained secondhand vessels, newbuildings or newbuilding resales based on the evaluation of each investment option at the time it is made. During 2014, we ordered or acquired the contracts of four drybulk carrier newbuildings and acquired one secondhand drybulk carrier.
•	Maintain Balanced Employment. We intend to strategically employ our fleet between longer term time charters, i.e. charters with duration of more than a year, and shorter term time or spot charters, if possible. We actively pursue longer term time charters to obtain adequate cash flow to cover as much as possible of our fleet's fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and drydocking costs for the upcoming 12-month period. We also may use FFA contracts – as a substitute for time charter employment - to partly provide coverage for our drybulk vessels in order to increase the predictability of our revenues. We look to deploy the remainder of our fleet through spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. Our mix of short and long term charters is also based on our expectations about future market prospects; when we expect charter rates to improve we try to increase the percentage of our fleet employed in shorter term contracts (allowing us to take advantage of higher rates in the future), while when we expect market to weaken we try to increase the percentage of our fleet employed in longer term contracts (allowing us to take advantage of higher rates). We believe this balanced employment strategy will provide us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates. As of August 25, 2015, on the basis of our existing time charters, approximately 57% of our vessel capacity in the remainder of 2015 and approximately 13% in 2016 are fixed, which will help protect us from market fluctuations, enable us to make principal and interest payments on our debt and pay dividends to our shareholders.
•	Operate a Fleet in Two Sectors. While remaining focused on the dry cargo segment of the shipping industry, we intend to continue to develop a diversified fleet of drybulk carriers and containerships of up to Panamax size, including Kamsarmax vessels. A diversified drybulk fleet profile will allow us to better serve our customers in both major and minor drybulk trades, as well as to reduce any dependency on any one cargo, trade route or customer. We will remain focused on the smaller size ship segment of the container market, which has not experienced the same level of expansion in vessel supply that has occurred with larger containerships. A diversified fleet, in addition to enhancing the stability of our cash flows, will also help us to reduce our exposure to unfavorable developments in any one shipping sector and to benefit from upswings in any one shipping sector experiencing rising charter rates.
•	Optimize Use of Financial Leverage. We will use bank debt to partly fund our vessel acquisitions and increase financial returns for our shareholders. We actively assess the level of debt we incur in light of our ability to repay that debt based on the level of cash flow generated from our balanced chartering strategy and efficient operating cost structure. Our debt repayment schedule as of December 31, 2014 calls for a reduction of more than 36% of our debt by the end of 2015 and an additional reduction of more than 36% by the end of 2016 for a total of more the 72% reduction over the two years, excluding any new debt that we assumed or may assume. As our debt is being repaid, we expect that our ability to raise or borrow additional funds in order to grow our fleet and generate better returns for our shareholders will increase.
We plan to expand our fleet by investing in vessels in the drybulk and containership markets under favorable market conditions. We also intend to take advantage of the cyclical nature of the market by buying and selling ships when we believe favorable opportunities exist.  We currently employ our vessels in the spot and time charter market. As of August 25, 2015, all of our containerships and our bulkers (except three still under construction) are employed under time charters or spot contracts. As of August 25, 2015, approximately 57% of our ship capacity days in the remainder of 2015 and approximately 13% of our ship capacity days in 2016 are under time charter contracts.

Management of Our Fleet
The operations of our vessels are managed by Eurobulk Ltd., or Eurobulk, an affiliated company, under a Master Management Agreement with us and separate management agreements with each shipowning company. Eurobulk was founded in 1994 by members of the Pittas family and is a reputable ship management company with strong industry relationships and experience in managing vessels. Under our Master Management Agreement, Eurobulk is responsible for providing us with executive services associated with us being a public company, other services to our subsidiaries and commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising drydocking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services.
Our Master Management Agreement with Eurobulk compensates Eurobulk with an annual fee and a daily management fee per vessel managed by Eurobulk. Our Master Management Agreement, which we initially entered into in 2008, was most recently amended and restated as of January 1, 2014 and its term extended until January 1, 2019.  It provides for a 5% discount of the daily vessel management fee during any period during which the number of the Euroseas owned vessels (including vessels in which Euroseas is a part owner) managed by Eurobulk is greater than 20 ("volume discount"). The Master Management Agreement can be terminated by Eurobulk only for cause or under other limited circumstances, such as sale of the Company or Eurobulk or the bankruptcy of either party. This Master Management Agreement will automatically be extended after the initial period for an additional five year period unless terminated on or before the 90th day preceding the initial termination date. Pursuant to the Master Management Agreement, each new vessel we acquire in the future will enter into a separate five year management agreement with Eurobulk.
During 2014, in exchange for providing us with the services described above, we paid Eurobulk an annual fee of $2,000,000 and a management fee of 685 Euros per vessel per day for any vessel operating and 50% (i.e. 342.5 Euros) of that amount for any vessel laid-up.  The management fee is adjusted annually for inflation every January 1st. There was no adjustment for inflation on January 1, 2014 or 2015 and, hence, we continue to pay Eurobulk an annual fee of $2,000,000 and a fee of 685 Euros per vessel per day in operation and 342.5 Euros per vessel per day in lay-up, taking into account the 5% volume discount. In the case of newbuilding vessel contracts, the same management fee of 685 Euros begins when construction of the vessels actually begins.  In absence of the "volume discount", the daily management fee will be 720 Euros per vessel per day in operation and 360 Euros per vessel per day in lay-up.
The Dry Cargo and Containership Industries
Dry cargo shipping refers to the transport of certain commodities by sea between various ports in bulk or containerized form.
The drybulk commodities are often divided into two categories — major bulks and minor bulks. Major bulks include items such as coal, iron ore and grains, while minor bulks include items such as aluminum, phosphate rock, fertilizer raw materials, agricultural and mineral cargo, cement, forest products and some steel products, including scrap.
There are four main classes of drybulk carriers — Handysize, Handymax, Panamax and Capesize. These classes represent the sizes of the vessel carrying the cargo in terms of dwt capacity, which is defined as the total weight including cargo that the vessel can carry when loaded to a defined load line on the vessel. Handysize vessels are the smallest of the four categories and include those vessels weighing up to 40,000 dwt. Handymax carriers are those vessels that weigh between 40,000 and 60,000 dwt, while Panamax vessels are those ranging from 60,000 dwt to 80,000 dwt. Vessels over 80,000 dwt are called Kamsarmax vessels, while vessels over 100,000 dwt are called Capesize vessels (mini-Capes 100-140,000 dwt).

Drybulk carriers are ordinarily chartered either through a voyage charter or a time charter, under a longer term contract of affreightment or in pools. Under a voyage charter, the owner agrees to provide a vessel for the transport of cargo between specific ports in return for the payment of an agreed freight rate per ton of cargo or an agreed dollar lump sum amount. Voyage costs, such as canal and port charges and bunker expenses, are the responsibility of the owner. Under a time charter, the ship owner places the vessel at the disposal of a charterer for a given period of time in return for a specified rate (either hire per day or a specified rate per dwt capacity per month) with the voyage costs being the responsibility of the charterer. In both voyage charters and time charters, operating costs (such as repairs and maintenance, crew wages and insurance premiums), as well as drydockings and special surveys, are the responsibility of the ship owner. The duration of time charters varies, depending on the evaluation of market trends by the ship owner and by charterers. Occasionally, drybulk vessels are chartered on a bareboat basis. Under a bareboat charter, operations of the vessels and all operating costs are the responsibility of the charterer, while the owner only pays the financing costs of the vessel.
A contract of affreightment ("COA") is another type of charter relationship where a charterer and a ship owner enter into a written agreement pursuant to which identified cargo will be carried over a specified period of time. COAs benefit charterers by providing them with fixed transport costs for a commodity over an identified period of time. COAs benefit ship owners by offering ascertainable revenue over that same period of time and eliminating the uncertainty that would otherwise be caused by the volatility of the charter market. A shipping pool is a collection of similar vessel types under various ownerships, placed under the care of a single commercial manager. The manager markets the vessels as a single fleet and collects the earnings which are distributed to individual owners under a pre-arranged weighing system by which each entered vessel receives its share. Pools have the size and scope to combine voyage charters, time charters and contracts of affreightment with freight forward agreements for hedging purposes, to perform more efficient vessel scheduling thereby increasing fleet utilization.
Containership shipping refers to the transport of containerized trade which encompasses mainly the carriage of finished goods, but an increasing number of other cargoes in container boxes. Containerized trade is the fastest growing sector of seaborne trade. Containerships are further categorized by their size measured in terms of teu capacity and whether they have their own gearing. The different categories of containerships are as follows. Post-Panamax vessels are generally vessels with carrying capacity of more than 4,000 teu. Panamax vessels are vessels with carrying capacity from 3,000 to 4,000 teu, and, in some designs, even up to 5,000 teu; these vessels are called such because the measurements of their beam and draft are the maximum that allows them to go through the Panama Canal. Intermediate containerships are vessels with carrying capacity from 2,000 to 3,000 teu. Handysize containerships are vessels with carrying capacity from 1,300 to 2,000 teu and are sometimes equipped with cargo loading and unloading gear. Finally, Feeder containerships are vessels with carrying capacity from 500 to 1,300 teu and are usually equipped with cargo loading and unloading gear. Containerships are primarily employed in time charter contracts with liner companies, which in turn employ them as part of the scheduled liner operations. Feeder containership are put in liner schedules feeding containers to and from central regional ports (hubs) where larger containerships provide cross ocean or longer haul service. The length of the time charter contract can range from several months to years.
Our Customers
Our major charterer customers during the last three years include Maersk Lines, Klaveness (Baumarine and Bulkhandling shipping pools), Cargill, Noble, Sun Express, Orient Express Lines, Yang Ming Lines, CMA-CGM, Gold Star Line, MSC and Sinochart amongst others. We are a relationship driven company, and our top five customers in 2014 include one of our top five customers from 2013 and 2012 (Gold Star Line). Our top five customers accounted for approximately 52% of our revenues in 2014, 45% of our revenues in 2013 and 50% of our revenues in 2012. In 2014, our top five customers were CMA, MSC, GSL, Noble and Cargill and accounted for 12.6%, 10.6%, 10.3%, 10.3% and 8.1% of our revenues, respectively; in 2013, Morgan Stanley, MSC and Noble accounted for 10.5%, 10.16% and 9.7%, of our revenues, respectively; and in 2012, Maersk Lines, Klaveness and Orient Express Lines accounted for 11.75%, 10.71% and 5.42% of our revenues, respectively. As of December 31, 2014, we do not have any material trade receivable from any of our customers that accounted for more than 10% of the customer's revenues during 2014. Our dependence on our key charterer customers is moderate as in the event of a charterer default, our vessels can generally be re-chartered at the market rate, in the spot or charter market, although it is likely that such rate will be lower than the charter rate agreed with the charterer.

Competition
We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation. Eurobulk arranges our charters (whether spot charters, time charters or shipping pools) through the use of Eurochart S.A., or Eurochart, an affiliated brokering company who negotiates the terms of the charters based on market conditions. We compete primarily with other shipowners of drybulk carriers in the Handysize, Handymax and Panamax drybulk carrier sectors and the containership sector. Ownership of drybulk carriers and containerships is highly fragmented and is divided among state controlled and independent shipowners. Some of our publicly listed competitors include Diana Shipping Inc. (NYSE: DSX), DryShips Inc. (NASDAQ: DRYS), Eagle Bulk Shipping Inc. (NASDAQ: EGLE), Navios Maritime Holdings Inc. (NYSE: NM), Star Bulk Carriers Corp. (NASDAQ: SBLK), Safe Bulkers, Inc. (NYSE: SB), Paragon Shipping Inc. (NASDAQ: PRGN), Globus Maritime Limited (NASDAQ: GLBS), Danaos Corporation (NYSE: DAC), Costamare Inc. (NASDAQ: CMRE), Box Ships Inc. (NYSE: TEU), Diana Containerships Inc. (NYSE: DCIX) and Goldenport Holdings Inc. (LSE: GPRT).
Seasonality
Coal, iron ore and grains, which are the major bulks of the drybulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require drybulk shipping accordingly.
The containership industry's seasonal trends are driven by the import patterns of manufactured goods and refrigerated cargoes by the major importers, such as the United States, Europe, Japan and others. The volume of containerized trade is usually higher in the fall in preparation for the holiday season. During this period of time, container shipping rates are higher and, as a result, the charter rates for containerships are higher. However, fluctuations due to seasonality in the container shipping industry are much less pronounced than in the drybulk shipping industry.
Environmental and Other Regulations
Government laws and regulations significantly affect the ownership and operation of our vessels. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources.  Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.
A variety of governmental, quasi-governmental and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities, national authorities, harbor masters or equivalent, classification societies, flag state administrations (countries of registry) and charterers. Certain of these entities require us to obtain permits, licenses, certificates and approvals for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of the vessels in our fleet, or lead to the invalidation or reduction of our insurance coverage.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with U.S. and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other approvals necessary for the conduct of our operations and the cost of this compliance is already part of our operating expenses.  However, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, such future requirements may limit our ability to do business, increase our operating costs, force the early retirement of our vessels, and/or affect their resale value, all of which could have a material adverse effect on our financial condition and results of operations.
While we do not carry oil as cargo, we do carry fuel oil (bunkers) in our drybulk carriers and containerships. We currently maintain, for each of our vessels, pollution liability coverage insurance of $1.0 billion per incident. If the damages from a catastrophic spill exceeded our insurance coverage, that would have a material adverse effect on our financial condition and operating cash flows.
Environmental Regulation – International Maritime Organization
The United Nations' International Maritime Organization, or the IMO, has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto (collectively referred to as MARPOL 73/78 and herein as "MARPOL").  MARPOL entered into force on October 2, 1983.  It has adopted regulations that set forth pollution prevention requirements applicable to dry bulk carriers.  These regulations have been adopted by over 150 nations, including many of the jurisdictions in which our vessels operate.  MARPOL sets forth pollution-prevention requirements applicable to drybulk carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution.  Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions.
Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution.  Effective May 2005, Annex VI set limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000.  It also prohibits "deliberate emissions" of "ozone depleting substances," defined to include certain halons and chlorofluorocarbons.  "Deliberate emissions" are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship's repair and maintenance.  Emissions of "volatile organic compounds" from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited.  Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, known as ECAs (see below).  We believe that all our vessels are currently compliant in all material respects with these regulations.
The IMO's Maritime Environment Protection Committee, or MEPC, adopted amendments to Annex VI on October 10, 2008, which entered into force on July 1, 2010.  The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulphur contained in any fuel oil used on board ships.  As of January 1, 2012, the amended Annex VI requires that fuel oil contain no more than 3.50% sulfur (from the previous cap of 4.50%).  By January 1, 2020, sulfur content must not exceed 0.50%, subject to a feasibility review to be completed no later than 2018.

Sulfur content standards are even stricter within certain "Emission Control Areas" ("ECAs").  As of July 1, 2010, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 1.0% (from 1.50%), which was further reduced to 0.10% on January 1, 2015.  Amended Annex VI establishes procedures for designating new ECAs.  Currently, the Baltic Sea and the North Sea have been so designated as well as the area extending 200 nautical miles from the Atlantic/Gulf and Pacific coasts of the United States and Canada and the Hawaiian Islands. Applicable areas of the U.S. Caribbean Sea were designated as an ECA effective January 1, 2014.  This subjects ocean-going vessels in these areas to stringent emissions controls, and may cause us to incur additional costs.
As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. This included the requirements that all new ships utilize the Energy Efficiency Design Index (EEDI) and all ships use the Ship Energy Efficiency Management Plan (SEEMP). We believe that all our vessels are currently compliant in all material respects with these regulations.
If further ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation.  The U.S. Environmental Protection Agency promulgated equivalent (and in some senses stricter) emissions standards in late 2009. At the MEPC meeting held from March to April 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide, to which we will refer as NOx, standards in ECAs will go into effect.  Under the amendments, Tier III NOx standards apply to ships that operate in North American and U.S. Caribbean Sea ECAs designed for the control of NOx with a marine diesel engine installed and constructed on or after January 1, 2016.  Tier III requirements could apply to areas that will be designated for Tier III NOx in the future.  It is expected that on September 1, 2015, the amendments will enter into force.
Safety Management System Requirements
IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS and the International Convention on Load Lines, or the LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. The May 2012 SOLAS amendments that relate to the safe manning of vessels entered into force on January 1, 2014.  We believe that all our vessels are in substantial compliance with SOLAS and LL Convention standards.  May 2013 SOLAS amendments regarding emergency training and drills entered into force as of January 1, 2015. The Convention on Limitation of Liability for Maritime Claims (LLMC) was recently amended and the amendments entered into force on June 8, 2015. The amendments increase the limits of liability for loss of life or personal injury claims and property claims against ship owners.
The operation of our ships is also affected by the requirements of Chapter IX of SOLAS, which sets forth the IMO's International Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code. The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. We rely upon the safety management system that we and our technical manager have developed for compliance with the ISM Code.  The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We have obtained documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the IMO. The document of compliance, or the DOC, and safety management certificate, or the SMC, are renewed as required.
Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted the International Convention for the Control and Management of Ships' Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention will not become effective until 12 months after it has been adopted by 30 -states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world's merchant shipping. To date there has not been sufficient adoption of this standard for it to take force, but it is close.  Many of the implementation dates originally written in the BWM Convention have already passed, so on December 4, 2013, the IMO Assembly passed a resolution revising the dates of applicability of the requirements of the BWM Convention so that they are triggered by the entry into force date, and not the dates originally in the BWM Convention.  This in effect makes all vessels constructed before the entry into force date 'existing vessels', and delayed the date for installation of ballast water management systems on vessels until the first renewal survey following entry to force of the convention. Upon entry into force of the BWM Convention, mid-ocean ballast water exchange would become mandatory for our vessels.  When mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could be significant.
The IMO has also adopted the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended by different Protocol in 1976, 1984, and 1992, and amended in 2000, or the CLC. Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel's registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain exceptions.  The 1992 Protocol changed certain limits on liability expressed using the International Monetary Fund currency unit of Special Drawing Rights. The limits on liability have since been amended so that the compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner's actual fault and under the 1992 Protocol where the spill is caused by the shipowner's intentional or reckless act or omission where the shipowner knew pollution damage would probably result.  The CLC requires ships covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner's liability for a single incident. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.
The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended).  With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship's bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
Noncompliance with the ISM Code or other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, certain ports. As of the date of this report, each of our vessels is ISM Code-certified. However, we may not be able to maintain such certification indefinitely.

The IMO continues to review and introduce new regulations.  It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.
Environmental Regulation – The United States Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act
OPA established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all "owners and operators" whose vessels trade with the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States' territorial sea and its 200 nautical mile exclusive economic zone around the United States.  The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define "owner and operator" in the case of a vessel as any person owning, operating or chartering by demise, the vessel.  Both OPA and CERCLA impact our operations.
Under OPA, vessel owners and operators are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).  OPA defines these other damages broadly to include:
(i)	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;
(ii)	injury to, or economic losses resulting from, the destruction of real and personal property;
(iii)	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
(iv)	loss of subsistence use of natural resources that are injured, destroyed or lost;
(v)	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and
(vi)	net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.
OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs.  Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels (e.g. drybulk) to the greater of $1,000 per gross ton or $854,400 (subject to periodic adjustment for inflation).  These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party's gross negligence or willful misconduct.  The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations.  The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We plan to comply with the U.S. Coast Guard's financial responsibility regulations by providing a certificate of responsibility evidencing sufficient self-insurance.
The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA.  For example, on February 24, 2014, the U.S. Bureau of Ocean Energy Management (BOEM) proposed a rule increasing the limits of liability of damages for off-shore facilities under OPA based on inflation. This rule became effective in January 2015. Compliance with any new requirements of OPA may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes.  Additional legislation or regulations applicable to the operation of our vessels that may be implemented in the future could adversely affect our business.
OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessel owners' responsibilities under these laws. The Company intends to comply with all applicable state regulations in the ports where the Company's vessels call.
We currently maintain for each of our vessels pollution liability coverage insurance in the amount of $1 billion per incident. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have an adverse effect on our business and results of operation.
Environmental Regulation – The United States of America Clean Water Act
The CWA prohibits the discharge of oil or hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA.  In addition, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.
The EPA and U.S. Coast Guard ("USCG") have enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering U.S. waters.

The EPA requires a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within U.S. waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels ("VGP").  For a new vessel delivered to an owner or operator after September 19, 2009 to be covered by the VGP, the owner must submit a Notice of Intent ("NOI") at least 30 days before the vessel operates in U.S. waters.  On March 28, 2013, the EPA re-issued the VGP for another five years.  This VGP took effect on December 19, 2013.  The VGP focuses on authorizing discharges incidental to operations of commercial vessels and the new VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, more stringent requirements for exhaust gas scrubbers and requires the use of environmentally acceptable lubricants.
USCG regulations adopted and proposed for adoption under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters, which require the installation of certain engineering equipment and water treatment systems to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures, and/or may otherwise restrict our vessels from entering U.S. waters.  The USCG must approve any technology before it is placed on a vessel, but has not yet approved the technology necessary for vessels to meet the foregoing standards.
USCG has set up requirements for ships with ballast tanks trading with exclusive economic zones of the U.S. to install water ballast treatment systems as follows: (1) ballast capacity 1,500-5,000m3—first drydock after January 1, 2014; (2) ballast capacity above 5,000m3—first drydock after January 1, 2016.  All our vessels have ballast capacities over 5,000m3, and those of our vessels trading in the U.S. will have to install water ballast treatment plants at their first drydock after January 1, 2016.
Environmental Regulation – The United States of America Clean Air Act
The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), or the CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Our vessels that operate in such port areas with restricted cargoes are equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in each state.  Although state-specific, SIPs may include regulations concerning emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas are already equipped with vapor recovery systems that satisfy these existing requirements. Although a risk exists that new regulations could require significant capital expenditures and otherwise increase our costs, based on the regulations that have been proposed to date, we believe that no material capital expenditures beyond those currently contemplated and no material increase in costs are likely to be required.
European Union Regulations
In October 2009, the European Union amended a previously adopted directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water.  Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties.  Member States were required to enact laws or regulations to comply with the directive by the end of 2010.  Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.
The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained.  The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses.  The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change ("UNFCCC"), which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. On January 1, 2013, two new sets of mandatory requirements to address greenhouse gas emissions from ships, which were adopted in July 2011, entered into force. Currently operating ships are required to develop SEEMPs, and minimum energy efficiency levels per capacity mile, as outlined in the EEDI, apply to new ships. These requirements could cause us to incur additional compliance costs.
International negotiations are continuing with respect to a successor to the Kyoto Protocol, which set emission reduction targets through 2012 and has been extended with new targets through 2020 pending negotiation of a new climate change treaty that would take effect in 2020. Restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the United States and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions.
The European Union has proposed legislation that would require the monitoring and reporting of greenhouse gas emissions from marine vessels. In June 2013 the European Commission developed a strategy to integrate maritime emissions into the overall European Union Strategy to reduced greenhouse gas emissions. The proposal was adopted on April 29, 2015 as Regulation (EU) 2015/757, amending Directive 2009/16/EC. The regulation seeks to establish an EU system for monitoring, reporting and verifying emissions from large ships using EU ports. This will apply to shipping activities beginning in January 2018.
In the United States, the EPA has issued a final finding that greenhouse gases threaten public health and safety, and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and proposed regulations to limit greenhouse gas emissions from certain large stationary sources. Although the mobile source emission regulations do not apply to greenhouse gas emissions from vessels, the EPA is considering petitions from the California Attorney General and various environmental groups to regulate greenhouse gas emissions from ocean-going vessels. Other federal and state regulations relating to the control of greenhouse gas emissions may follow, including the climate change initiatives that are being considered in the U.S. Congress. In addition, the IMO is evaluating various mandatory measures to reduce greenhouse gas emissions from international shipping, including market-based instruments.
Any passage of climate change legislation or other regulatory initiatives by the European Union, United States, IMO or other countries where we operate that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels that we cannot predict with certainty at this time. Even in the absence of climate control legislation and regulations, our businesses may be materially affected to the extent that climate change may result in sea level changes or more intense weather events.
International Labour Organization
The International Labour Organization (ILO) is a specialized agency of the United Nations with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (MLC 2006). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 would enter into force one year after 30 countries with a minimum of 33% of the world's tonnage have ratified it. The MLC 2006 entered into force on August 20, 2013.  The ratification of MLC 2006 requires us to develop new procedures to ensure full compliance with its requirements.

Vessel Security Regulations
Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the Maritime Transportation Security Act of 2002, or MTSA. To implement certain portions of the MTSA, in July 2003, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the U.S. Environmental Protection Agency (EPA).
Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facilities Security Code, or the ISPS Code.  The ISPS Code is designed to enhance the security of ports and ships against terrorism.  To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel's flag state.  Among the various requirements are:
•	on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;
•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;
•	the development of vessel security plans;
•	ship identification number to be permanently marked on a vessel's hull;
•	A continuous synopsis record kept onboard showing a vessel's history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and
•	compliance with flag state security certification requirements.
Ships operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.
Furthermore, additional security measures could be required in the future which could have a significant financial impact on us. The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code. Our vessels are in compliance with the various security measures addressed by the MTSA, SOLAS and the ISPS Code. We do not believe these additional requirements will have a material financial impact on our operations.
Inspection by Classification Societies
The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified "in class" by a classification society which is a member of the International Association of Classification Societies (the IACS). In December 2013, IACS adopted new harmonized Common Structural Rules, or the Rules, applies to oil tankers and bulk carriers to be constructed on or after July 1, 2015.  The Rules attempt to create a level of consistency between IACS Societies.  Our vessels are currently classed with Lloyd's Register of Shipping, Bureau Veritas and Nippon Kaiji Kyokai. ISM and ISPS certification have been awarded by Bureau Veritas and the Panama Maritime Authority to our vessels and Eurobulk, our ship management company.

A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of such vessel. Vessels under five years of age can waive dry docking in order to increase available days and decrease capital expenditures, provided the vessel is inspected underwater. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.
The following table lists the drydocking or special survey for the vessels in our current fleet.
Vessel	Next	Type

NINOS	July 2018	Drydocking
MARINOS	March 2016	Drydocking
ARISTIDES N.P.	March 2016	Drydocking
KUO HSIUNG	July 2016	Drydocking
MANOLIS P	May 2015	Drydocking
CAPTAIN COSTAS	July 2017	Special Survey
DESPINA P	December 2015	Special Survey
TIGER BRIDGE	November 2015	Special Survey
EVRIDIKI	June 2016	Special Survey
MONICA P	September 2015	Drydocking
ELENI P	March 2017	Special Survey
PANTELIS	January 2018	Drydocking
JOANNA	June 2017	Drydocking
AGGELIKI P	October 2015	Drydocking

Risk of Loss and Liability Insurance
General
The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy incidents, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon shipowners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the United States market. We carry insurance coverage as customary in the shipping industry. However, not all risks can be insured, specific claims may be rejected, and we might not be always able to obtain adequate insurance coverage at reasonable rates.
Hull and Machinery Insurance
We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance and freight, demurrage and defense insurance for our fleet. We generally do not maintain insurance against loss of hire (except for certain charters for which we consider it appropriate), which covers business interruptions that result in the loss of use of a vessel.

Protection and Indemnity Insurance
Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, covers our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or "clubs."
Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Our vessels are members of the UK Club and The Standard Club. Each P&I Association has capped its exposure to this pooling agreement at $4.5 billion. As a member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on our claim records as well as the claim records of all other members of the individual associations and members of the shipping pool of P&I Associations comprising the International Group.
Permits and Authorizations
We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew and the age of a vessel. We expect to be able to obtain all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.
Legal Proceedings
To our knowledge, we are not currently a party to any lawsuit that, if adversely determined, would have a material adverse effect on our financial position, results of operations or liquidity. As such, we do not believe that pending legal proceedings, taken as a whole, should have any significant impact on our financial statements. From time to time in the future we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. While we expect that these claims would be covered by our existing insurance policies, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We have not been involved in any legal proceedings which may have, or have had, a significant effect on our financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our financial position, results of operations or liquidity.
Exchange Controls
Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.
Properties
Other than our vessels (including the contracts for the construction thereof), we do not own any material property.

MANAGEMENT
Directors and Senior Management
The following sets forth the name and position of each of our directors and executive officers.
Name	Age	Position
Aristides J. Pittas	55	Chairman, President and CEO; Class A Director
Dr. Anastasios Aslidis	55	CFO and Treasurer; Class A Director
Aristides P. Pittas	63	Vice Chairman; Class A Director
Stephania Karmiri	47	Secretary
Panagiotis Kyriakopoulos	54	Class B Director
George Skarvelis	54	Class B Director
George Taniskidis	54	Class C Director
Apostolos Tamvakakis	63	Class C Director
Tim Gravely	37	Series B Director

Aristides J. Pittas has been a member of our Board of Directors and our Chairman and Chief Executive Officer since our inception on May 5, 2005. He has also been a member of the Board of Managers of Euromar since its inception on March 25, 2010. Since 1997, Mr. Pittas has also been the President of Eurochart, our affiliate. Eurochart is a shipbroking company specializing in chartering and selling and purchasing ships. Since January 1995, Mr. Pittas has been the President and Managing Director of Eurobulk, our affiliated ship management company. He resigned as Managing Director of Eurobulk in June 2005. Eurobulk is a ship management company that provides ocean transportation services. From September 1991 to December 1994, Mr. Pittas was the Vice President of Oceanbulk Maritime SA, a ship management company. From March 1990 to August 1991, Mr. Pittas served both as the Assistant to the General Manager and the Head of the Planning Department of Varnima International SA, a shipping company operating tanker vessels. From June 1987 until February 1990, Mr. Pittas was the head of the Central Planning department of Eleusis Shipyards S.A. From January 1987 to June 1987, Mr. Pittas served as Assistant to the General Manager of Chios Navigation Shipping Company in London, a company that provides ship management services. From December 1985 to January 1987, Mr. Pittas worked in the design department of Eleusis Shipyards S.A. where he focused on shipbuilding and ship repair. Mr. Pittas has a B.Sc. in Marine Engineering from University of Newcastle-Upon-Tyne and a MSc in both Ocean Systems Management and Naval Architecture and Marine Engineering from the Massachusetts Institute of Technology.
Dr. Anastasios Aslidis has been our Chief Financial Officer and Treasurer and member of our Board of Directors since September 2005. He has also been a member of the Board of Managers of Euromar since its inception on March 25, 2010. Prior to joining Euroseas, Dr. Aslidis was a partner at Marsoft, an international consulting firm focusing on investment and risk management in the maritime industry. Dr. Aslidis has more than 20 years of experience in the maritime industry. He also served as consultant to the Boards of Directors of shipping companies (public and private) advising in strategy development, asset selection and investment timing. Dr. Aslidis holds a Diploma in Naval Architecture and Marine Engineering from the National Technical University of Athens (1983), M.S. in Ocean Systems Management (1984) and Operations Research (1987) from the Massachusetts Institute of Technology, and a Ph.D. in Ocean Systems Management (1989) also from the Massachusetts Institute of Technology.
Aristides P. Pittas has been a member of our Board of Directors since our inception on May 5, 2005 and our Vice Chairman since September 1, 2005. Mr. Pittas has been a shareholder in over 100 oceangoing vessels during the last 20 years. Since February 1989, Mr. Pittas has been the Vice President of Oceanbulk Maritime SA, a ship management company. From November 1987 to February 1989, Mr. Pittas was employed in the supply department of Drytank SA, a shipping company. From November 1981 to June 1985, Mr. Pittas was employed at Trust Marine Enterprises, a brokerage house as a sale and purchase broker. From September 1979 to November 1981, Mr. Pittas worked at Gourdomichalis Maritime SA in the operation and Freight Collection department. Mr. Pittas has a B.Sc in Economics from Athens School of Economics.

Stephania Karmiri has been our Secretary since our inception on May 5, 2005. Since July 1995, Mrs. Karmiri has been executive secretary to Eurobulk, our affiliated ship management company. Eurobulk is a ship management company that provides ocean transportation services. At Eurobulk, Mrs. Karmiri has been responsible for dealing with sale and purchase transactions, vessel registrations/deletions, bank loans, supervision of office administration and office/vessel telecommunication. From May 1992 to June 1995, she was secretary to the technical department of Oceanbulk Maritime SA, a ship management company. From 1988 to 1992, Mrs. Karmiri served as assistant to brokers for Allied Shipbrokers, a company that provides shipbroking services to sale and purchase transactions. Mrs. Karmiri has taken assistant accountant and secretarial courses from Didacta college.
Panagiotis Kyriakopoulos has been a member of our Board of Directors since our inception on May 5, 2005. Since July 2002, he has been the Chief Executive Officer of STAR INVESTMENTS S.A., one of the leading Mass Media Companies in Greece, running television and radio stations. From July 1997 to July 2002 he was the C.E.O. of the Hellenic Post Group, the Universal Postal Service Provider, having the largest retail network in Greece for postal and financial services products. From March 1996 until July 1997, Mr. Kyriakopoulos was the General Manager of ATEMKE SA, one of the leading construction companies in Greece listed on the Athens Stock Exchange. From December 1986 to March 1996, he was the Managing Director of Globe Group of Companies, a group active in the areas of shipowning and management, textiles and food and distribution. The company was listed on the Athens Stock Exchange. From June 1983 to December 1986, Mr. Kyriakopoulos was an assistant to the Managing Director of Armada Marine S.A., a company active in international trading and shipping, owning and managing a fleet of twelve vessels. Presently he is Chairman of the Hellenic Private Television Owners Association, BoD member of the Hellenic Federation of Enterprises (SEV), BoD member of AGET Heracles and BoD member of Digea S.A.  He has also been an investor in the shipping industry for more than 20 years. Mr. Kyriakopoulos has a B.Sc. degree in Marine Engineering from the University of Newcastle upon Tyne, a MSc. degree in Naval Architecture and Marine Engineering with specialization in Management from the Massachusetts Institute of Technology and a Master degree in Business Administration (MBA) from Imperial College, London.
George Skarvelis has been a member of our Board of Directors since our inception on May 5, 2005. He has been active in shipping since 1982. In 1992, he founded Marine Spirit S.A., a ship management company. Between 1999 and 2003, Marine Spirit acted as one of the crewing managers for Eurobulk. From 1986 until 1992, Mr. Skarvelis was operations director at Markos S. Shipping Ltd. From 1982 until 1986, he worked with Glysca Compania Naviera, a management company of five vessels. Over the years Mr. Skarvelis has been a shareholder in numerous shipping companies. He has a B.Sc. in economics from the Athens University Law School.
George Taniskidis has been a member of our Board of Directors since our inception on May 5, 2005. He is the Chairman of Core Capital Partners, a consulting firm specializing in debt restructuring. He was Chairman and Managing Director of Millennium Bank and a member of the Board of Directors of BankEuropa (subsidiary bank of Millennium Bank in Turkey) until May 2010. He was also a member of the Executive Committee and the Board of Directors of the Hellenic Banks Association. From 2003 until 2005, he was a member of the Board of Directors of Visa International Europe, elected by the Visa issuing banks of Cyprus, Malta, Portugal, Israel and Greece. From 1990 to 1998, Mr. Taniskidis worked at XIOSBANK (until its acquisition by Piraeus Bank in 1998) in various positions, with responsibility for the bank's credit strategy and network. Mr. Taniskidis studied Law in the National University of Athens and in the University of Pennsylvania Law School, where he received a L.L.M. After law school, he joined the law firm of Rogers & Wells in New York, where he worked until 1989 and was also a member of the New York State Bar Association. He is also a member of the Young Presidents Organization.
Apostolos Tamvakakis has been a member of our Board of Directors since June 25, 2013. From December 2009 to June 2012, Mr. Tamvakakis served as Chief Executive Officer of the National Bank of Greece. From May 2004 to March 2009, he served as Chairman and Managing Director of Lamda Development, a real estate development company of the Latsis Group, and from March 2009 to December 2009, he was responsible for strategic and corporate development of the Latsis Group in Geneva. From October 1998 to April 2004, Mr. Tamvakakis served as Vice Governor of the National Bank of Greece. Prior to that, he worked as Vice Governor in National Real Estate Bank of Greece and Substitute Managing Director in Mobil Oil Hellas, Investment Bank and ABN-AMRO Bank. He also served as Vice-Chairman of EXAE, Chairman of the Steering Committee of Interalpha Group of Banks, Chairman of Ethnocarta, Ethinki Xrimatistiriaki and ETEBA as well as of the Southeastern European Board of the Europay Mastercard Group. Mr. Tamvakakis has also served in numerous boards of directors and committees. Mr. Tamvakakis is a graduate of the Athens University of Economics and has an M.A. in Economics from the Saskatchewan University in Canada with major in econometrics and economic mathematics.

Tim Gravely is a member of our Board of Directors since January 31, 2014. Mr. Gravely was appointed pursuant to the provisions of the Statement of Designation of our Series B Preferred Shares. Mr. Gravely is a Managing Director of TCP. Prior to joining TCP in 2008, Mr. Gravely was an Associate at RBC Capital Markets in the Leveraged and Syndicated Finance Group where he executed acquisition debt financing for financial sponsors and corporate clients. Prior to that, Mr. Gravely held positions as an Associate with Macquarie Capital Advisors in Toronto and with RBC Capital Markets in the Mergers & Acquisitions Group. Mr. Gravely currently also serves as director of Bluewall Shipping Limited, König & Cie GmbH and Tanker Investments Limited.
Board of Directors and Committees
The current term of our Class A directors expires in 2017, the term of our Class B directors expires in 2018 and the term of our Class C directors expires in 2016.
There are no service contracts between us and any of our directors providing for benefits upon termination of their employment or service.
Our Board of Directors does not have separate compensation or nomination committees, and instead, the entire Board of Directors performs those responsibilities.
Audit Committee
We currently have an Audit Committee comprised of three independent members of our Board of Directors. The Audit Committee is responsible for reviewing the Company's accounting controls and the appointment of the Company's outside auditors. The members of the Audit Committee are Mr. Panos Kyriakopoulos (Chairman and "audit committee financial expert" as such term is defined under SEC regulations), Mr. Apostolos Tamvakakis and Mr. George Taniskidis.
Code of Ethics
We have adopted a code of ethics that complies with the applicable guidelines issued by the SEC. Our code of ethics is posted on our website: http://www.euroseas.gr under "Corporate Governance."
Corporate Governance
Our Company's corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we are exempt from many of Nasdaq's corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter. The practices that we follow in lieu of Nasdaq's corporate governance rules are described below.
•	We are not required under Marshall Islands law to maintain a Board of Directors with a majority of independent directors, and we may not be able to maintain a Board of Directors with a majority of independent directors in the future.
•	In lieu of a compensation committee comprised of independent directors, our Board of Directors will be responsible for establishing the executive officers' compensation and benefits. Under Marshall Islands law, compensation of the executive officers is not required to be determined by an independent committee.

•	In lieu of a nomination committee comprised of independent directors, our Board of Directors will be responsible for identifying and recommending potential candidates to become board members and recommending directors for appointment to board committees. Shareholders may also identify and recommend potential candidates to become candidates to become board members in writing. No formal written charter has been prepared or adopted because this process is outlined in our bylaws.
•	In lieu of obtaining an independent review of related party transactions for conflicts of interests, consistent with Marshall Islands law requirements, a related party transaction will be permitted if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors and the Board of Directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the Board of Directors as defined in Section 55 of the Marshall Islands Business Corporations Act, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest are disclosed and the shareholders are entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a simple majority vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
•	As a foreign private issuer, we are not required to solicit proxies or provide proxy statements to Nasdaq pursuant to Nasdaq corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law, we will notify our shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting. In addition, our bylaws provide that shareholders must give us advance notice to properly introduce any business at a meeting of the shareholders. Our bylaws also provide that shareholders may designate in writing a proxy to act on their behalf.
•	In lieu of holding regular meetings at which only independent directors are present, our entire Board of Directors, a majority of whom are independent, will hold regular meetings as is consistent with the laws of the Republic of the Marshall Islands.
•	The Board of Directors adopted a new Equity Incentive Plan in July 2014. Shareholder approval was not necessary since Marshall Islands law permits the Board of Directors to take such actions.
•	As a foreign private issuer, we are not required to obtain shareholder approval if any of our directors, officers or 5% or greater shareholders has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction(s) and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common stock or voting power of 5% or more.
•	In lieu of obtaining shareholder approval prior to the issuance of designated securities, the Company will comply with provisions of the Marshall Islands Business Corporations Act, providing that the Board of Directors approves share issuances.
Other than as noted above, we are in full compliance with all other applicable Nasdaq corporate governance standards.

Executive Compensation
We have no direct employees. The services of our Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Internal Auditor and Secretary are provided by Eurobulk. In July 2005, we entered into a written services agreement with Eurobulk where we pay a fee, before bonuses, adjusted annually for Greek inflation to account for the increased management cost associated with us being a public company and other services to our subsidiaries. As of October 1, 2006, these services are now provided to us under our Master Management Agreement with Eurobulk. During 2014, under this Master Management Agreement, as amended, we paid Eurobulk $2,000,000 for the services of our executives, Mr. Aristides J. Pittas, Dr. Anastasios Aslidis and Mr. Symeon Pariaros, our Secretary, Mrs. Stephania Karmiri, and our Internal Auditor, Mr. Konstantinos Siademas, and for other services associated with us being a public company and other services to our subsidiaries. As of January 1, 2015 this fee remained the same at $2,000,000.
Director Compensation
Our directors who are also our employees or have executive positions or beneficially own greater than 10% of the outstanding common stock will receive no compensation for serving on our Board or its committees.
Directors who are not our employees do not have any executive position and do not beneficially own greater than 10% of the outstanding common stock will receive the following compensation: an annual retainer of $12,000, plus $3,000 for attending the quarterly meeting of the Board of Directors, plus an additional retainer of $8,000 if serving as Chairman of the Audit Committee. They also participate in the Company's Equity Incentive Plan.
All directors are reimbursed reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any committee of our Board of Directors.
Equity Incentive Plan
In June 2010, we adopted an Equity Incentive Plan (the "2010 Equity Incentive Plan") which entitled our Board of Directors to grant to our directors, officers and key employees awards in the form of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) dividend equivalent rights, (v) restricted stock, (vi) unrestricted stock, (vii) restricted stock units and (viii) performance shares. Under the 2010 Equity Incentive Plan, the aggregate number of shares of common stock with respect to which options or restricted shares were permitted to be granted was 1,500,000 shares of common stock. The Plan was administered by our Board of Directors.
In July 2014, our Board approved a new equity incentive plan (the "2014 Equity Incentive Plan") to replace the 2010 Equity Incentive Plan. The 2014 Equity Incentive Plan is administered by the Board of Directors which can make awards totaling in aggregate up to 2,500,000 shares over 10 years after the 2014 Equity Incentive Plan's adoption date. Officers, directors and employees (including any prospective officer or employee) of the Company and its subsidiaries and affiliates and consultants and service providers to (including persons who are employed by or provide services to any entity that is itself a consultant or service provider to) the Company and its subsidiaries and affiliates are eligible to receive awards under the 2014 Equity Incentive Plan.  Awards may be made under the 2014 Equity Incentive Plan in the form of incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock, restricted stock units and performance shares.
On June 28, 2012 an award of 119,200 non-vested restricted shares under the 2010 Plan, was made to 17 key persons of which 46,400 shares vested on July 1, 2012, 26,400 shares vested on November 16, 2012 and 46,400 shares vested on July 1, 2013; awards to officers and directors amounted to 68,480 shares and the remaining 50,720 shares were awarded to employees of Eurobulk. On November 3, 2012, the Board of Directors awarded 435,000 shares of restricted stock to the directors, officers and key employees of Eurobulk, 50% of which vested on November 16, 2013, and the remainder vested on November 16, 2014. On November 21, 2013, the Board of Directors awarded 450,000 shares of restricted stock to the directors, officers and key employees of Eurobulk, 50% of which vested on July 1, 2014, and the remainder which will vest on July 1, 2015. On October 31, 2014, the Board of Directors awarded 450,000 shares of restricted stock to the directors, officers and key employees of Eurobulk, 50% of which will vest on November 16, 2015, and the remainder which will vest on November 16, 2016. Vesting of the awards is conditioned on continuous employment throughout the period to the vesting date.

Employees
We have no salaried employees, although we reimburse our Manager for the services of our Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Internal Auditor and Secretary, Mr. Aristides J. Pittas, Dr. Anastasios Aslidis, Mr. Symeon Pariaros, Mr. Konstantinos Siademas and Ms. Stephania Karmiri, respectively.  Eurobulk also ensures that all seamen have the qualifications and licenses required to comply with international regulations and shipping conventions, and that all of our vessels employ experienced and competent personnel.  As of December 31, 2014, approximately 90 officers and 330 crew members served on board the vessels in our fleet.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The operations of our vessels are managed by Eurobulk, an affiliated ship management company owned by our Chairman and CEO and his family, under a Master Management Agreement with us and separate management agreements with each shipowning company. Under our Master Management Agreement, Eurobulk is responsible for all aspects of management and compliance for the Company, including the provision of the services of our Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Internal Auditor and Secretary. Eurobulk is also responsible for all commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising dry docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services. Eurobulk also currently manages the vessels of Euromar, which are partially owned by us, and four other vessels not owned by us.
Our Master Management Agreement with Eurobulk, which we initially entered in 2008, was most recently amended and restated as of January 1, 2014 and its term was extended until January 1, 2019. The Master Management Agreement can be terminated by Eurobulk only for cause or under other limited circumstances, such as sale of the Company or Eurobulk or the bankruptcy of either party. The Master Management Agreement will automatically be extended after the initial period for an additional five year period unless terminated on or before the 90th day preceding the preceding termination date. Pursuant to the Master Management Agreement, each new vessel we acquire in the future will enter into a separate management agreement with Eurobulk with a rate and term coinciding with the rate and remaining term of the Master Management Agreement. Under the Master Management Agreement, as amended, we pay Eurobulk as of January 1, 2015 a fixed cost of $2,000,000 annually, to be adjusted for Greek inflation every January 1st, and a per ship per day cost of 685 Euros (or about $952 based on $1.39/Euro exchange rate) adjusted annually for inflation (every January 1st; there was no inflation adjustment on January 1, 2015 as the inflation rate was not positive), reflecting a 5% discount if the number of vessels wholly or partially owned by Euroseas and managed by Eurobulk is more than 20, which has been the case since January 1, 2012 when this discount went into effect as the total number of our vessels and the vessels owned by Euromar is greater than 20. In absence of this discount, the cost per ship per day is 720 Euros, or, about $1,001.  This cost is reduced by half (342.5 Euros per vessel per day, or 360 Euros per vessel per day as appropriate) for any vessels that are laid up. Eurobulk has received fees for management and executive compensation expenses of $6,834,098, $6,791,024 and $6,894,559 during 2012, 2013 and 2014, respectively.
We receive chartering and sale and purchase services from Eurochart, an affiliate, and pay a commission of 1.25% on charter revenue and 1% on vessel sale price. We pay additional commissions to major charterers and their brokers as well that usually range from 3.75% to 5.00%. During 2014, Eurochart has received chartering and vessel sale and purchase commissions of $776,128. Eurochart also receives 1% commission of the acquisition price from the seller of the vessel for the vessels we acquire.

Technomar S.A., a crewing agent, and Sentinel Marine Services Inc., an insurance brokering company are affiliates to whom we paid a fee of about $60 per crew member per month and pay a commission on premium not exceeding 5%, respectively.
Eurobulk has provided corporate guarantees for all debts. Additionally, Aristides J. Pittas is currently the Chairman of each of Eurochart, Eurotrade and Eurobulk, all of which are our affiliates.
We have entered into a registration rights agreement with Friends, our largest shareholder, pursuant to which we granted Friends the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our common stock held by Friends. Under the registration rights agreement, Friends has the right to request us to register the sale of shares held by it on its behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, Friends has the ability to exercise certain piggyback registration rights in connection with registered offerings initiated by us.
Eurobulk, Friends Investment Company Inc. and Aristides J. Pittas, our Chairman and Chief Executive Officer, have granted us a right of first refusal to acquire any drybulk vessel or containership which any of them may consider for acquisition in the future. In addition, Mr. Pittas has granted us a right of first refusal to accept any chartering out opportunity for a drybulk vessel or containership which may be suitable for any of our vessels, provided that we have a suitable vessel, properly situated and available, to take advantage of the chartering out opportunity. Mr. Pittas has also agreed to use his best efforts to cause any entity he directly or indirectly controls to grant us this right of first refusal.
On March 25, 2010, we entered into the Joint Venture with companies managed by Eton Park and an affiliate of Rhône, two private investment firms, to form Euromar LLC, or Euromar.  Eton Park's investments are made through Paros Ltd., a Cayman Islands exempted company, and Rhône's investments are made through the Cayman Islands limited companies All Seas Investors I Ltd., All Seas Investors II Ltd., and the Cayman Islands exempted limited partnership All Seas Investors III LP.  Euromar will acquire, maintain, manage, operate and dispose of shipping vessels.  As part of the Joint Venture, Euroseas and its affiliates provide management services to Euromar, Euroseas has granted registration rights to Eton Park and Rhône and Euroseas and certain affiliates have granted Euromar certain rights of first refusal in respect of vessel acquisitions, and made certain arrangements with respect to vessel dispositions and chartering opportunities presented to Euroseas and its affiliates. As of April 25, 2014, Euromar exercised its right of first refusal 11 times out of 14 that resulted in acquisition of vessels, though the Company's operations have not been affected as the Company would not have proceeded to purchase these ships independently as it lacked sufficient funds to do so and felt much more comfortable investing smaller amounts over a period of time for smaller participations. In addition, there have been several other instances when Euromar exercised its right of first refusal but a vessel was not acquired for commercial reasons. There have been no dispositions of ships by Euromar. Regarding chartering opportunities, the arrangements the Company has with Euromar involve alternating between them in terms of whose vessel is considered first in case of a conflict (in the first conflict, Euromar's vessel was to be chartered first, in the second conflict the Company's and so on). No chartering conflict has arisen so far. In entering into the joint venture of Euromar, the Company's strategy was to establish partners who by co-investing with the Company will allow it to diversify its investment in more vessels and take part in investments requiring larger amounts of capital that the Company would be able to do on its own.  The right of first refusal regarding investments in drybulk and containerships expired on March 25, 2013, while the arrangements regarding any chartering opportunities will be effective as long as Euromar has vessels managed by the Company.
On April 25, 2012, we amended the operating agreement of Euromar to extend the commitment period by an additional year to March 25, 2013 and increase the maximum capital contributions owed by all members of Euromar to $245.0 million, of which the Company had committed an additional $10.0 million. We have no additional capital commitment to Euromar.
In October 2013, we entered into an agreement contributing $5 million into an escrow account to fund an additional capital commitment to Euromar for up to a 5 year period in exchange for preferred units if such commitment is called.  The decision by Euromar to call the funds from escrow into Euromar itself is at the majority approval of Euromar's Board. The preferred units have a preferred rate of return, commencing from the initial date of the commitment.  In the event such commitment is not called, then Euroseas shall be issued preferred units to make up for any shortfall between the preferred rate of return and any actual amounts earned on the committed capital while in escrow.  The preferred units can be redeemed at the option of Euromar, in part or in full, at any time on or after the second anniversary of the issuance of such units, and must be mandatorily redeemed by Euromar on the earlier of (A) the seventh anniversary of the issuance of the units and (B) a public offering of Euromar; provided, however, that any redemption obligation is subordinate to, and cannot be made if it would result in a default under, any obligations under any then existing credit agreement, guarantee, security agreement or similar agreement with any third party and Euromar.  The redemption price for each preferred unit will be equal to the outstanding principal amount plus any outstanding accrual amount.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our voting stock as of August 25, 2015 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of our voting stock, each of our directors and executive officers, and all of our directors and executive officers as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each share of common stock held.
Name of Beneficial Owner(1)	Number of Shares of Voting Common Stock Beneficially Owned	Percent of Voting of common Stock (15)	Number of Shares of Voting Series B Preferred Stock Beneficially Owned	Percent of Voting of Series B Preferred Stock (16)	Number of Shares of Voting Common Stock Beneficially Owned Upon Conversion; 50% Voting Before Conversion	Percent of Total Voting Securities
Friends Investment Company Inc.(2)	1,617,537	28.0%	-	-		23.4%
Tennenbaum Opportunities Fund VI, LLC (3, 4)	-	-	26,831	81.4%	1,850,414	13.4%
12 West Capital Fund L.P. (5) (**)	759,212	13.2%	-	-	-	11.0%
Fred H Brenner (***)	433,002	7.5%	-	-	-	6.3%
12 West Capital Offshore Fund L.P. (5) (**)	357,276	6.2%	-	-	-	5.2%
Family United Navigation Co.	292,366	5.1%	-	-	-	4.2%
Preferred Friends Investment Company Inc.(4)	-	-	6,117	18.6%	421,862	3.0%
Aristides J. Pittas(6)	68,608	1.2%	-	-	-	1.0%
George Skarvelis(7)	4,354	*	-	-	-	*
George Taniskidis(8)	9,904	*	-	-	-	*
Panagiotis Kyriakopoulos(9)	23,348	*	-	-	-	*
Aristides P. Pittas(10)	8,100	*	-	-	-	*
Anastasios Aslidis(11)	47,500	*	-	-	-	*
Apostolos Tamvakakis(12)	2,100	*	-	-	-	*
Timothy Gravely	-	*	-	-	-	*
Stephania Karmiri(13)	-	*	-	-	-	*
Symeon Pariaros(14)	4,150	*	-	-	-	*
All directors and officers and 5% owners as a group	3,627,457	62.7%	32,542	100%	2,272,276	68.6%

*            Indicates less than 1.0%.
**            As filed on March 24, 2014.
***            As filed on April 16, 2015.

(1)	Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.
(2)	Represents 1,617,537 shares of common stock held of record by Friends. A majority of the shareholders of Friends are members of the Pittas family. Investment power and voting control by Friends resides in its Board of Directors which consists of five directors, a majority of whom are members of the Pittas family. Actions by Friends may be taken by a majority of the members on its Board of Directors.

(3)	Tennenbaum Capital Partners, LLC serves as investment advisor to, inter alia, Tennenbaum Opportunities Fund VI, LLC, and has sole voting and investment power with respect to all securities owned of record by Tennenbaum Opportunities Fund VI, LLC. The address for each of Tennenbaum Capital Partners, LLC and Tennenbaum Opportunities Fund VI, LLC is 2951 28th Street, Suite 1000, Santa Monica, CA 90405.
(4)	Common shares are issuable upon conversion of Series B Preferred Shares (or any convertible notes into which the Series B Preferred Shares may convert) owned by this shareholder (based on the current conversion ratio).
(5)	12 West Capital Management LP ("12 West Management") serves as the investment manager to 12 West Capital Fund LP, a Delaware limited partnership ("12 West Onshore Fund"), and 12 West Capital Offshore Fund LP, a Cayman Islands exempted limited partnership ("12 West Offshore Fund"), and possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by 12 West Onshore Fund and 12 West Offshore Fund. Joel Ramin, as the sole member of 12 West Capital Management, LLC, the general partner of 12 West Management, possesses the voting and dispositive power with respect to the securities beneficially owned by 12 West Management. The address for each of 12 West Capital Fund LP and 12 West Capital Offshore Fund LP is c/o 12 West Capital Management LP, 90 Park Avenue, 41st Floor, New York, NY 10016.
(6)	Does not include73,417 shares of common stock held of record by Friends, by virtue of ownership interest in Friends by Mr. Pittas. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest. Does not include 1,613 shares of Series B Preferred stock held of record by Preferred Friends Investment Company Inc., by virtue of ownership interest in Preferred Friends Investment Company Inc. by Mr. Pittas. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest. Includes 4,950 shares vesting on July 1, 2016, 49,500 shares vesting on November 16, 2016 and 4,950 shares vesting on July 1, 2016.
(7)	Does not include 89,047 shares of common stock held of record by Friends, by virtue of Mr. Skarvelis' ownership interest in Friends. Mr. Skarvelis disclaims beneficial ownership except to the extent of his pecuniary interest. Includes 525 shares vesting on November 16, 2015 and 525 shares vesting on July 1, 2016.
(8)	Does not include7,739 shares of common stock held of record by Friends, by virtue of Mr. Taniskidis' ownership in Friends. Mr. Taniskidis disclaims beneficial ownership except to the extent of his pecuniary interest. Does not include 856 shares of Series B Preferred stock held of record by Preferred Friends Investment Company Inc., by virtue of ownership interest in Preferred Friends Investment Company Inc.by Mr. Taniskidis and members of his family. Mr. Taniskidis disclaims beneficial ownership except to the extent of his pecuniary interest. Includes 525 shares vesting on November 16, 2015 and 525 shares vesting on July 1, 2016.
(9)	Includes 525 shares vesting on November 16, 2015 and 525 shares vesting on July 1, 2016.
(10)	Does not include 151,183 shares of common stock held of record by Friends and Family United Navigation Co., by virtue of ownership interest in Friends of Mr. Pittas and members of his family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest. Does not include 828 shares of Series B Preferred stock held of record by Preferred Friends Investment Company Inc., by virtue of ownership interest in Preferred Friends Investment Company Inc.by Mr. Pittas and members of his family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest. Includes 1,350 shares vesting on November 16, 2015 and 1,350 shares vesting on July 1, 2016.
(11)	Includes3,375 shares vesting on November 16, 2015 and 3,375 shares vesting on July 1, 2016.
(12)	Includes 525 shares vesting on July 1, 2016.
(13)	Does not include 348 shares of common stock held of records by Friends, by virtue of Mrs. Karmiri's ownership in Friends. Mrs. Karmiri disclaims beneficial ownership except to the extent of her pecuniary interest.
(14)	Includes 525 shares vesting on November 16, 2015 and 525 shares vesting on July 1, 2016.
(15)	Based on 5,784,025 shares of common stock issued and outstanding as of August 4, 2015.
(16)	Series B Preferred stock votes on an as-converted basis weighted by 50%.

THE RIGHTS OFFERING
The Subscription Rights
We distributed to holders of our common stock as of 5:00 p.m., Eastern Daylight Time, on August 14, 2015, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. If you were a holder of our common stock at that time, you received three subscription rights for each four shares of common stock you owned as of 5:00 p.m., Eastern Daylight Time, on the record date. The subscription rights will be evidenced by subscription rights certificates. Subscription rights may be exercised at any time during the subscription period, which commences on August 31, 2015, and continues through the expiration date for this rights offering, which is 5:00 p.m., Eastern Daylight Time, on September 17, 2015. You are not required to exercise any of your subscription rights. Any subscription rights not exercised by the expiration of the rights offering will expire.
Basic Subscription Privilege
Each subscription right has a basic subscription privilege that will entitle you to purchase one share of our common stock at a subscription price of $4.50 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.
Oversubscription Privilege
If you exercise your basic subscription privilege in full with respect to all subscription rights you hold at the time of exercise, you will also have an oversubscription privilege to purchase any shares that our other subscription rights holders do not purchase under their basic subscription privilege. If you have fully exercised your basic subscription privilege as described in the last sentence, you will be eligible to exercise this oversubscription privilege because you were a holder of common stock on the record date. The subscription price for shares purchased pursuant to the oversubscription privilege will be the same as the subscription price for the basic subscription privilege. Thus, you may purchase additional shares of our common stock by exercising the oversubscription privilege at a price of $4.50 per share so long as all of the basic subscription rights held by other holders of rights are not exercised in full. However, no shareholder may own, as a result of exercising the shareholder's oversubscription privilege, common shares exceeding 15% of the total outstanding common shares after the rights offering, which in some instances may limit the amount of shares that a shareholder may purchase as a result of exercising the oversubscription privilege.
You may exercise your oversubscription privilege only if you exercise your basic subscription privilege in full with respect to all subscription rights you hold at the time of exercise. However, you may exercise your basic subscription privilege in full without exercising your oversubscription privilege. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity at the time of exercise. For example, if you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your oversubscription privilege with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You will not, however, be able to exercise the oversubscription privilege you own collectively with your spouse unless the basic subscription privilege collectively owned by you and your spouse is fully exercised. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription privilege.
When you complete the portion of your subscription rights certificate to exercise your oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to the rights you hold in that capacity at the time of exercise. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege in full. You must fully exercise you basic subscription privilege for all subscription rights you hold at the time of exercise in order to exercise your oversubscription privilege.

If holders exercise oversubscription privileges for more shares than are available to be purchased pursuant to the oversubscription privileges, we will allocate the shares of our common stock to be issued pursuant to the exercise of the oversubscription privilege pro rata among those oversubscribing holders. "Pro rata" means to each oversubscribing holder based on the number of shares such holder purchased pursuant to the exercise of its basic subscription privilege in proportion to the total number of shares purchased by all oversubscribing holders pursuant to the exercise of their basic subscription privileges. For example, if Holder A purchased 100 shares pursuant to its basic subscription privilege and Holder B purchased 200 shares pursuant to its basic subscription privilege, and Holder A and Holder B both exercise their respective oversubscription privileges and elect to each purchase an additional 100 shares, but there were only 100 total shares available to fulfill all oversubscription requests, then Holder A would receive 33.33 (or when rounded down to the nearest whole share, 33) shares and Holder B would receive 66.66 (or when rounded up to the nearest whole share, 67) shares. In the event that, after the allocation of the excess shares described above, there remain shares that have not been allocated (because of rounding or otherwise), the subscription agent shall allocate all remaining shares offered hereunder among those holders not allocated all of the shares for which they have exercised their oversubscription privilege in proportion to their pre-offering ownership percentage. Each holder participating in the oversubscription must pay the full amount for all shares of common stock requested in the oversubscription no later than 5:00 p.m. Eastern Daylight Time on the expiration date (the same time such holder pays for the shares purchased by exercising its basic subscription privilege). If you render payment for a fewer number of shares of common stock than you are electing to receive in the oversubscription, you will only be eligible to receive such fewer number of shares (if those shares are available for purchase in the oversubscription).
If there is a pro rata allocation of the remaining shares of our common stock and you would otherwise receive an allocation of a greater number of shares than you subscribed for under your oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their oversubscription privilege. If you are not allocated the full amount of shares for which you oversubscribe, you will receive a refund of the subscription price, without interest or deduction, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of this rights offering. Using the above example, both Holder A and Holder B must pay for the 100 shares they each elected to receive in the oversubscription no later than 5:00 p.m. Eastern Daylight Time on the expiration date even though each will receive only 34 and 67 shares of common stock, respectively, due to prorationing. We will refund to each of Holder A and Holder B, without interest or deduction, the difference between the amount paid by each of Holder A and Holder B for the 100 shares elected and the purchase price for the 34 and 67 shares each actually received by such holder.
In order to exercise the oversubscription privilege, brokers, dealers, custodian banks and other nominee subscription rights holders who exercise the oversubscription privilege on behalf of beneficial owners must certify to the subscription agent and to us with respect to each beneficial owner:
•	the number of subscription rights exercised under the basic subscription privilege; and
•	the number of shares subscribed for under the oversubscription privilege.
If your shares are held by a broker, dealer, custodian bank or other nominee in book-entry form through DTC, then, in addition to the other materials required to be submitted to the subscription agent to exercise your subscription rights, a Nominee Holder Certification will also be required. See "— Method of Exercising Subscription Rights — Subscription by DTC Participants."
No Fractional Shares Will Be Issued
We will not issue fractional shares. Fractional shares of common stock resulting from the exercise of the basic subscription privilege or the oversubscription privilege will be eliminated by rounding to the nearest whole share, with the total subscription payment being adjusted accordingly. You may only exercise your subscription rights to purchase, at the subscription price, a whole number of shares, rounded to the nearest whole number you are otherwise entitled to purchase. For example, if you owned 1,000 shares of common stock as of 5:00 p.m., Eastern Daylight Time, August 14, 2015, you would receive 750 subscription rights, which would entitle you to purchase 750 shares (rounded down to the nearest whole share) at the subscription price of $4.50 per share.

Subscription Price
Our board of directors determined the subscription price considering the likely cost of capital from other sources, the size and timing of the rights offering, the price at which our stockholders might be willing to participate in the rights offering and historical and current trading prices of our common stock. In addition, our board of directors also reviewed and considered analysis from Seaborne concerning prior rights offerings by other companies and the range of discounts that the subscription prices represented to their prevailing and historical trading prices for those offerings. The last trading price for shares of our common stock on August 25, 2015 was $5.75 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.
The trading price of our common stock may decline during or after this rights offering. We cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock, although we reserve the right to do so. We urge you to obtain a current quote for our common stock before exercising your subscription rights.
Expiration Time and Date
The subscription rights will expire at 5:00 p.m., Eastern Daylight Time, on September 17, 2015, unless we extend the subscription period and consequently the initial expiration date. After the expiration of the subscription period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights which the subscription agent receives after the expiration of this rights offering, regardless of when you sent the documents regarding that exercise, unless you have used the guaranteed delivery procedures described under "— Notice of Guaranteed Delivery." Shares purchased in this rights offering will be issued through DTC and any subscription payments received for shares not allocated or validly purchased will be returned, as soon as practicable following the expiration date of this rights offering.
Transferability of the Subscription Rights
The subscription rights granted to you are not transferable.
Cancellation; Extensions; Amendments
We may cancel, extend or otherwise amend this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. In addition, we reserve the right, in our sole discretion, to cancel, extend or otherwise amend the terms of this rights offering for any reason prior to the expiration date of this rights offering. If we amend this rights offering for such reason, holders who have previously exercised their subscription rights would be entitled to revoke their previous exercise of subscription rights. We will notify you of any cancellation, extension or amendment by issuing a press release. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus to stockholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscriptions. If we cancel this rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

Reasons for this Rights Offering
In authorizing this rights offering, our board of directors evaluated our future need for additional liquidity and our need for increased financial flexibility in order to enable us to achieve our business plan and growth strategy. In the course of this process, our board of directors consulted with our senior management and Seaborne, which was engaged by our board of directors to provide independent financial advisory services in connection with this rights offering. Our board considered a number of factors in favor of this rights offering, including the following:
•	our financial condition, results of operations and cash flow, including a decrease in voyage revenues, which could ultimately lead to our inability to comply with the financial covenants contained in our existing credit facilities;
•	the current market conditions that present vessel acquisition opportunities at historically low prices;
•	our board of directors' view that this rights offering would enhance our capital structure;
•	the cost and likelihood of obtaining capital from other sources or transactions;
•	the fact that this rights offering would enable all of our stockholders to participate in a material portion of the transaction and mitigate the dilution they might otherwise experience from another equity financing transaction;
•	the fact that a rights offering could potentially increase our public float; and
•	the fees and expenses to be incurred by us in connection with this rights offering as compared to other forms of capital raising.
Our board of directors also considered the following factor adverse to this rights offering:
•	the fact that if certain of our stockholders do not exercise their subscription rights in full, they may be substantially diluted after completion of this rights offering.
After weighing the factors discussed above and the effect of the $19.2 million in additional capital, after expenses, that may be generated by the sale of shares pursuant to the rights offering, our board of directors determined that the rights offering is in the best interests of the Company and its stockholders. As described in the section of this prospectus entitled "Use of Proceeds," we are conducting the rights offering to raise up to approximately $19.5 million in equity capital, the proceeds of which we plan to use to renew and expand our fleet by taking delivery of our drybulk vessels currently under construction and for general corporate purposes.  Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.
Method of Exercising Subscription Rights
The exercise of subscription rights is irrevocable (except in limited circumstances relating to a material amendment of the terms of this rights offering) and may not be cancelled or modified. You may exercise your subscription rights as follows:
Subscription by Registered Holders
To exercise your basic subscription privilege and your oversubscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, including any shares you subscribe for pursuant to the oversubscription privilege, to the subscription agent at the address set forth under "— Subscription Agent" below, on or prior to the expiration date.

Subscription by DTC Participants
If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your oversubscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your oversubscription privilege, if any, and payment in full of the subscription price for each share of our common stock that you subscribed for, including any shares pursuant to the oversubscription privilege. Except as described under the subsection titled "— Notice of Guaranteed Delivery," subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.
Subscription by Beneficial Owners through a Broker, Dealer, Custodian Bank or Other Nominee
If you are a beneficial owner of shares of our common stock who holds common stock through a broker, dealer, custodian bank or other nominee, we will ask your broker, dealer, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., Eastern Daylight Time, on September 17, 2015, the expiration date of this rights offering, and payment must also clear prior to the expiration of this rights offering. If you hold certificates of our common stock directly and would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.
To indicate your decision with respect to your subscription rights, in addition to any other procedures your broker, dealer, custodian bank or other nominee may require, you should complete and return to your broker, dealer, custodian bank or other nominee, the form entitled "Beneficial Owner Election Form" such that it will be received by them by 5:00 p.m., Eastern Daylight Time, on September 14, 2015, the last business day prior to the expiration date of this rights offering. You should receive this form from your broker, dealer, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or nominee or if you receive it without sufficient time to respond.
Payment Method
Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the basic subscription privilege and the oversubscription privilege by either:
•	certified or cashier's check or bank draft drawn upon a U.S. bank and payable to "American Stock Transfer & Trust Company, LLC. (acting as subscription agent for Euroseas Ltd.)"; or
•	U.S. postal money order payable to "American Stock Transfer & Trust Company, LLC (acting as subscription agent for Euroseas Ltd.)."

American Stock Transfer & Trust Company, LLC is acting as the subscription agent for this rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to American Stock Transfer & Trust Company, LLC as follows:
By express mail or courier:
American Stock Transfer & Trust Company, LLC
Operations Center
Attention: Reorganizations Department
6201 15th Avenue
 Brooklyn, NY 11219

By mail:
American Stock Transfer & Trust Company, LLC
Operations Center
Attention: Reorganizations Department
P.O. Box 2042
 New York, NY 10272-2042

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to D.F. King at (800) 331‑7487.
Receipt of Payment
Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of any certified or cashier's check or bank draft drawn upon a U.S. bank or any U.S. postal money order. Payment received after the expiration of the subscription period will not be honored, and, in that case, the subscription agent will return your payment to you, without interest or deduction, as soon as practicable. For the exercise of a subscription right to be effective, your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent by 5:00 p.m., Eastern Daylight Time, on the expiration date of this rights offering, and payment must clear prior to the expiration of this rights offering.
If you use the mail, we recommend that you use an insured overnight carrier that provides delivery tracking. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under "— Notice of Guaranteed Delivery."
If you choose to exercise your subscription rights, the subscription agent will send you, no later than ten days after the expiration date, a confirmation showing (i) the number of shares of common stock purchased pursuant to your basic subscription privilege and, if applicable, your oversubscription privilege, (ii) the per share and total purchase price for all of the shares of common stock acquired by you, (iii) any excess to be refunded to you as a result of payment for shares of common stock pursuant to your oversubscription privilege that you are not acquiring, and (iv) any additional amount payable by you or any excess to be refunded to you.
Instructions for Completing Your Subscription Rights Certificate
You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us. Except as described below under "— Notice of Guaranteed Delivery," we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by express mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for this rights offering.
Missing or Incomplete Subscription Information
If you do not indicate the number of subscription rights being exercised, or do not deliver full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you would owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your oversubscription privilege to purchase the maximum number of shares of our common stock that could be purchased with your over-payment (subject to the 15% ownership of common shares limitation described above). If the oversubscription payment is not received, oversubscription amounts you elected will be reallocated among stockholders who have elected to participate in the oversubscription privilege and who have made timely payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.
Subscription Agent
American Stock Transfer & Trust Company, LLC is acting as the subscription agent for this rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to American Stock Transfer & Trust Company, LLC as follows:
By express mail or courier:
American Stock Transfer & Trust Company, LLC
Operations Center
Attention: Reorganizations Department
6201 15th Avenue
 Brooklyn, NY 11219

By mail:
American Stock Transfer & Trust Company, LLC
Attention: Reorganization Department
P.O. Box 2042
 New York, NY 10272-2041

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to D.F. King at (800) 331‑7487.
We will pay the fees and expenses of American Stock Transfer & Trust Company, LLC. We have also agreed to indemnify American Stock Transfer & Trust Company, LLC against certain liabilities in connection with this rights offering.
If you deliver subscription documents, subscription rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privilege.

Fees and Expenses
We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the subscription agent nor we will pay such expenses.
Medallion Guarantee May Be Required
Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:
•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
•	you are an eligible institution.
Notice To Brokers and Nominees
If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on this rights offering record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the subscription rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your subscription rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Notice of Guaranteed Delivery
If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent, on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:
•	deliver to the subscription agent on or prior to this rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privilege in the manner set forth above in "— Payment Method";
•	deliver to the subscription agent on or prior to the expiration date the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the Instructions as to Use of Subscription Rights Certificates distributed with your subscription rights certificates; and
•	deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery. For purposes of these Notice of Guaranteed Delivery procedures, "business day" means any day on which trading is conducted on the Nasdaq Capital Market.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to Use of Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:
•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
•	you are an eligible institution.
In your Notice of Guaranteed Delivery, you must state:
•	your name;
•	the number of subscription rights represented by your subscription rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege and the number of shares of our common stock for which you are subscribing under your oversubscription privilege, if any; and
•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.
You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under "— Subscription Agent."
The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call D.F. King, the information agent, at (800) 331‑7487 to request any copies of the form of Notice of Guaranteed Delivery.
In the case of holders of subscription rights that are held of record through DTC, those subscription rights may be exercised by instructing DTC to transfer subscription rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. The Notice of Guaranteed Delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under "— Subscription Agent."
Questions About Exercising Subscription Rights
If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions as to the Use of Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact D.F. King, the information agent, at (800) 331‑7487.

Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable (except in limited circumstances relating to a material amendment of the terms of this rights offering), and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us at our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel this rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of this rights offering will be final and binding.
Segregated Account; Return of Funds
The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of this rights offering. The subscription agent will hold this money until this rights offering is completed or is cancelled. If this rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or deduction, as soon as practicable.
Certificates for Shares of Common Stock
Stock certificates will not be issued for shares of our common stock offered in this rights offering. As soon as practicable after the expiration of the subscription period, the subscription agent will arrange for issuance through DTC to each subscription rights holder of record that has validly exercised its basic subscription privilege, the shares of common stock purchased pursuant to the basic subscription privilege. Shares subscribed for pursuant to the oversubscription privilege will be delivered through DTC as soon as practicable after the expiration date of this rights offering and following the completion of any pro-rations as may be necessary in the event the oversubscription requests exceed the number of shares not subscribed for pursuant to the basic subscription privilege. If you are not a DTC participant, all shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record.
Rights of Subscribers
You will have no rights as a holder of our common stock with respect to the shares of our common stock underlying the subscription rights until your account, or your account at your broker, dealer, custodian bank or other nominee is credited with the shares of our common stock purchased in this rights offering. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.
Foreign and Other Stockholders
We will not mail subscription rights certificates to stockholders whose registered addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent prior to 11:00 a.m., Eastern Daylight Time, at least three business days prior to the expiration date of this rights offering by completing an international holder subscription form which will be delivered to those holders in lieu of a subscription rights certificate and sending it by mail to the subscription agent at the address set forth under "— Subscription Agent."

No Revocation or Change
Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable (except in limited circumstances relating to a material amendment to the terms of this rights offering), even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.
Regulatory Limitation
We will not be required to issue to you shares of our common stock pursuant to this rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time this rights offering expires, you have not obtained this clearance or approval.
U.S. Federal Income Tax Treatment of Subscription Rights Distribution
A U.S. Holder, as defined in "Material U.S. Federal Income Tax Consequences" to this prospectus, should not recognize income, gain, or loss for U.S. federal income tax purposes upon the receipt and exercise of the subscription rights. See "Material U.S. Federal Income Tax Consequences" of this prospectus for further discussion.
YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND SALE OF THE SUBSCRIPTION RIGHTS IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION. WE ARE NOT PROVIDING ANY TAX ADVICE IN CONNECTION WITH THIS RIGHTS OFFERING.
No Recommendation to Subscription Rights Holders
Our board of directors is not making any recommendation as to whether or not you should exercise or let lapse your subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and this rights offering. See "Risk Factors" in this prospectus and in any document incorporated by reference herein or therein.
Shares of Common Stock Outstanding After this Rights Offering
Based on the 5,784,025 shares of our common stock outstanding as of August 25, 2015, and assuming (i) no options are exercised until the expiration of the subscription period and (ii) 4,338,018 shares available to be purchased in this rights offering are sold, 10,122,043 shares of our common stock will be outstanding upon completion of this rights offering, representing an increase in the number of outstanding shares of our common stock of approximately 75%.
Other Matters
We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in this rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in this rights offering.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. The following table provides a comparison between statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.
Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.
Notice:	Notice:
•    Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

•      Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	• Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders' Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.
Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
Removal:	Removal:

•    If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.
•    Any or all of the directors may be removed for cause by vote of the shareholders.

•      Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a by-law.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Marshall Islands	Delaware

Dissenter's Rights of Appraisal

Shareholders have a right to dissent from any plan of merger or consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preference; or
• Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.
• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders' Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort.
Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.
Attorneys' fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
In the opinion of Seward & Kissel LLP, the Company's U.S. counsel, the following are the material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. Holders (as defined below) of the receipt, exercise, expiration, and disposition of subscription rights received by U.S. Holders in this rights offering. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of our common stock who holds such shares as a "capital asset" for U.S. federal income tax purposes (generally property held for investment) and is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code (as defined below) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
This discussion does not describe all of the tax consequences that may be relevant to a U.S. Holder in light of its particular circumstances. For example, this discussion does not address:
•	tax consequences to U.S. Holders who may be subject to special tax treatment, such as banks, brokers or dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), certain former citizens or former long-term residents of the United States, regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, insurance companies, individual retirement accounts or other tax-deferred accounts, or retirement plans;
•	tax consequences to U.S. Holders holding shares of our common stock or subscription rights as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;
•	tax consequences to U.S. Holders whose "functional currency" is not the U.S. dollar;
•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. Holders; or
•	any state, local, or foreign tax consequences.
If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds shares of our common stock, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you are encouraged to consult your own tax advisors concerning the tax treatment of the receipt, exercise, expiration, and disposition of subscription rights received in this rights offering and of the exercise, lapse, and sale of the subscription rights.
This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, final and temporary Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been or will be sought or obtained from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. Holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND DISPOSITION OF SUBSCRIPTION RIGHTS RECEIVED IN THIS RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.
Consequences of the Receipt, Exercise, Expiration, and Disposition of the Subscription Rights
Receipt of the Subscription Rights
For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon its receipt of subscription rights in this rights offering. A U.S. Holder's basis in the subscription rights received in this rights offering will generally be zero unless the subscription rights are exercised or disposed of and either (i) the fair market value of the subscription rights on the date such subscription rights are distributed by us is equal to or exceeds 15% of the fair market value on such date of the shares of our common stock with respect to which the subscription rights are received or (ii) such U.S. Holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its basis in its shares of our common stock held to the subscription rights. This election is irrevocable and would apply to all of the subscription rights received pursuant to this rights offering. In either case, the U.S. Holder's basis in its shares of our common stock with respect to which the subscription rights are received will be allocated among such shares and the subscription rights received in proportion to their respective fair market values on the date the subscription rights are distributed by us. A U.S. Holder's holding period for the subscription rights will include the U.S. Holder's the holding period in the shares of our common stock with respect to which the subscription rights are received.
Exercise of the Subscription Rights
For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon its exercise of subscription rights received in this rights offering. A U.S. Holder's basis in the shares of our common stock acquired upon the exercise of the subscription rights should equal the sum of the subscription price paid for the shares and the U.S. Holder's tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.
Notwithstanding the foregoing, if a U.S. Holder exercises subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the U.S. federal income tax treatment of the exercise of the subscription rights are unclear, including (i) the allocation of the basis of the shares sold and the subscription rights received in respect of such shares, (ii) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares sold, and (iii) the impact of such allocation on the basis of the shares of our common stock acquired through the exercise of such subscription rights. If a U.S. Holder exercises the subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, such U.S. Holder is encouraged to consult its tax advisors.
Expiration of the Subscription Rights
For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon the expiration of the subscription rights received in this rights offering, and the tax basis of the shares of our common stock in respect of which the subscription rights were received will equal their basis before receipt of such subscription rights.

Taxable Sale, Exchange or Other Disposition of the Subscription Rights
Upon a taxable sale, exchange or other disposition of the subscription rights received in this rights offering, a U.S. Holder will generally recognize gain or loss, if any, equal to the difference between the amount realized on the disposition and such U.S. Holder's tax basis in the subscription rights which were sold, exchange or disposed. A U.S. Holder's amount realized will equal the amount of any cash received plus the fair market value of any other property received for the subscription rights. The gain or loss recognized by a U.S. Holder on the taxable disposition of the subscription rights will generally be capital gain or loss and will generally be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the subscription rights is more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND DISPOSITION OF SUBSCRIPTION RIGHTS RECEIVED IN THIS RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.
MARSHALL ISLANDS TAX CONSIDERATIONS
In the opinion of Seward & Kissel LLP, our Marshall Islands counsel, the following are the material Marshall Islands tax considerations applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands that are relevant to prospective holders of our common stock.
Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common stock, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to our common stock.
Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

DESCRIPTION OF OUR CAPITAL STOCK
The following description of our capital stock summarizes the material terms and provisions of the capital stock offered under this prospectus.  For the complete terms of our capital stock, please refer to our amended and restated articles of incorporation that are filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2010, which are incorporated by reference herein, the articles of amendment to our amended and restated articles of incorporation that are filed as an exhibit to our Report on Form 6-K filed on July 22, 2015, which are incorporated by reference herein, and to our bylaws, as amended, that are filed as exhibits to our Annual Report on Form 20-F for the year ended December 31, 2009, which are incorporated by reference herein. The Marshall Islands Business Corporations Act, or BCA, may also affect the terms of these securities.
Authorized Capitalization
Under our amended and restated articles of incorporation, our authorized capital stock consists of 200,000,000 common shares, par value $.03 per share, of which 5,784,025 shares are issued and outstanding as of August 25, 2015, and 20,000,000 preferred shares, par value $.01 per share, of which 32,949 shares are issued and outstanding as of August 25, 2015. All of our shares of stock are in registered form.
Share History
On November 4, 2011, our board of directors awarded 290,000 restricted common shares to the directors, officers and key employees of Eurobulk, half of which vested on July 1, 2012 and the remainder of which vested on July 1, 2013.
On June 22, 2012, we issued 13,852,094 common shares pursuant a shareholders' rights offering.
On June 28, 2012, our board of directors awarded 119,200 restricted common shares to the directors, officers and key employees of Eurobulk, of which 46,400 vested on July 1, 2012, 26,400 vested on November 16, 2012 and the remainder vested on July 1, 2013.
On November 3, 2012, our board of directors awarded 435,000 restricted common shares to the directors, officers and key employees of Eurobulk, 212,250 of which vested on November 16, 2013, 10,500 of which were forfeited and the remainder of which will vest on November 16, 2014.
On November 21, 2013, our board of directors awarded 450,000 common shares to the directors, officers and key employees of Eurobulk, half of which will vest on July 1, 2014 and the remainder of which will vest on July 1, 2015.
On January 27, 2014, we amended our shareholders rights agreement dated May 18, 2009, as amended, which we refer to as the Rights Plan, to permit Tennenbaum Opportunities Fund VI, LLC and Preferred Friends Investment Company Inc. to exercise their rights to convert the Series B Convertible Perpetual Preferred Shares (and any convertible notes into which the Series B Preferred Shares may convert) into the Company's common shares and to make certain additional purchases of the Company's common shares without violating the Rights Plan.
On January 29, 2014, the Company issued 25,000 of its Series B Convertible Perpetual Preferred Shares, which we refer to as Series B Preferred Shares, to Tennenbaum Opportunities Fund VI, LLC, a fund managed by Tennenbaum Capital Partners, LLC and 5,700 Series B Preferred Shares to Preferred Friends Investment Company Inc., an affiliate of the Company, for aggregate net proceeds of approximately $29 million.
On March 14, 2014, the Rights Plan was amended to permit 12 West Capital Fund LP and 12 West Capital Offshore Fund LP to purchase the Company's common shares in a private placement with the Company that closed on that day and to make certain additional purchases of the Company's common shares without violating the Rights Plan.

On March 14, 2014, the Company issued an aggregate of 11,164,868 common shares in such private placement to 12 West Capital Fund LP and 12 West Capital Offshore Fund LP, two funds for which 12 West Capital Management LP is the investment manager, for aggregate net proceeds of approximately $14.4 million.
On March 31, 2014, the Company issued 215.278 Series B Preferred Shares to Tennenbaum Opportunities Fund VI, LLC, a fund managed by Tennenbaum Capital Partners, LLC, and 49.083 Series B Preferred Shares to Preferred Friends Investment Company Inc., an affiliate of the Company, as payment-in-kind of the dividend of their Series B Preferred Shares declared by the Company according to the terms of the Series B Preferred Shares.  On June 30, 2014 and September 30, 2014, the Company issued 315.191 and 319.131 Series B Preferred Shares, respectively, to Tennenbaum Opportunities Fund VI, LLC, and 71.864 and 72.762 Series B Preferred Shares, respectively to Preferred Friends Investment Company Inc., as payment-in-kind of the dividend of their Series B Preferred Shares declared by the Company according to the terms of the Series B Preferred Shares. On December 31, 2014 and March 31, 2015, the Company issued 323.12 and 327.159 Series B Preferred Shares, respectively, to Tennenbaum Opportunities Fund VI, LLC, and 73.671 and 74.592 Series B Preferred Shares, respectively to Preferred Friends Investment Company Inc., as payment-in-kind of the dividend of their Series B Preferred Shares declared by the Company according to the terms of the Series B Preferred Shares. On June 30, 2015, the Company issued 331.248 Series B Preferred Shares to Tennenbaum Opportunities Fund VI, LLC, and 75.525 Series B Preferred Shares to Preferred Friends Investment Company Inc. as payment-in-kind of the dividend of their Series B Preferred Shares declared by the Company according to the terms of the Series B Preferred Shares.
Common Shares
As of the date of this prospectus, we are authorized to issue up to 200,000,000 common shares, par value $0.03 per share, of which 5,784,025 shares are issued and outstanding as of August 25, 2015. Each outstanding common share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of our common shares (i) have equal ratable rights to dividends from funds legally available therefor, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All common shares when issued will be fully paid for and non-assessable.
Preferred Shares
As of the date of this prospectus, we are authorized to issue up to 20,000,000 preferred shares, par value $0.01 per share, of which 32,949 shares are currently issued and outstanding. The preferred shares may be issued in one or more series and our Board of Directors, without further approval from our shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common shares.
The terms of the Series B Preferred Shares are summarized in Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K filed with the Commission on January 29, 2014, which is incorporated by reference herein.  For a full description of the terms of our Series B Preferred Shares, please see the Statement of Designation for the Series B Preferred Shares, filed as Exhibit 4.2 hereto.
The Subscription Rights
We are distributing, at no charge, to the holders of our common stock as of 5:00 p.m., New York City time, on August 14, 2015, non-transferable subscription rights to purchase up to an aggregate of 4,338,018 shares of our common stock. Each subscription right will permit the holder of such right to acquire, at a rights price equal to $4.50 per share of common stock, one share of common stock (subject to rounding as described herein), which we refer to as the basic subscription privilege. See "The Rights Offering — The Subscription Rights — Basic Subscription Privilege." Each holder of a subscription right that fully exercises its basic subscription privilege may also subscribe for additional shares, which we refer to as the oversubscription privilege, for pro rata allocation in the event that not all available shares are purchased pursuant to the stockholders' basic subscription privilege (subject to the limitations described herein). See "The Rights Offering — The Subscription Rights — Oversubscription Privilege."
The rights will expire and have no value if they are not exercised by 5:00 p.m., New York City time, on September 17, 2015. All exercises of subscription rights are irrevocable.
The subscription rights are governed by the BCA.

PLAN OF DISTRIBUTION
The common stock offered pursuant to this rights offering is being offered by us directly to all holders of the subscription rights which were initially issued to the holders of our common stock. We intend to distribute subscription rights certificates, copies of this prospectus and certain other relevant documents to those persons that were holders of our common stock at 5:00, p.m., Eastern Daylight Time, on August 14, 2015, the record date for this rights offering.
For every one subscription right you receive, you will be entitled to purchase one common share at a subscription price of $4.50 per share, which we refer to as the subscription privilege. The per share subscription price was determined by our board of directors. We will not issue fractional common shares in the rights offering, and holders will only be entitled to purchase a whole number of common shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.
This is not an underwritten offering. The shares of our common stock offered hereby are being directly offered by us. We have not employed any brokers, dealer managers, selling agents or underwriters in connection with the solicitation of exercise of subscription rights.
American Stock Transfer & Trust Company, LLC is acting as the subscription agent and D.F. King & Co., Inc. is acting as the information agent for this rights offering. We have agreed to pay the subscription agent and the information agent customary fees plus certain expenses in connection with this rights offering. We have agreed to indemnify the subscription agent and the information agent against certain liabilities in connection with this rights offering.
Seaborne Capital Advisors Ltd. has agreed to act as our financial advisor in connection with the rights offering. In connection with this financial advisory role, we have agreed to pay Seaborne a fee of $50,000, and indemnify it against certain liabilities. We are not reimbursing Seaborne for any fees and expenses of counsel.
We are not paying any commissions, underwriting fees or discounts in connection with this rights offering.  Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with this rights offering will be approximately $0.3 million.
The price of the shares offered in the rights offering has been determined by our board of directors based on a variety of factors.  The main factors considered by our board of directors included the likely cost of capital from other sources, the size and timing of the rights offering, the price at which our shareholders might be willing to participate in the rights offering and historical and current trading prices of our common shares. The last trading price for our common shares on August 25, 2015 was $5.75 per share.  The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities.  You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.
At any time a particular offer of the subscription rights is made, a revised prospectus, if required, will be distributed. Such post-effective amendment will be filed with the Commission, to reflect the disclosure of required additional information with respect to the distribution of the subscription rights.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.
Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries' assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.
In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.
LEGAL MATTERS
The validity of our common stock and certain other matters relating to United States federal income and Marshall Islands tax considerations and to Marshall Islands corporations law will be passed upon for us by Seward & Kissel LLP, New York, New York.
EXPERTS
The consolidated financial statements of Euroseas Ltd. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2014, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.euroseas.gr.  The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Statements in this prospectus or any applicable prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents that are filed as exhibits to this registration statement for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.
Information Incorporated by Reference
We disclose important information to you by referring you to documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference. In the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We hereby incorporate by reference the following documents:
•	Our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 30, 2015, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.
•	Our Report on Form 6-K filed with the Commission on July 2, 2015.
•	Our Report on Form 6-K filed with the Commission on July 6, 2015.
•	Our Report on Form 6-K filed with the Commission on July 22, 2015, containing a copy of the Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company filed with the Registrar of Corporations of the Republic of the Marshall Islands on July 21, 2015.
•	Our Report on Form 6-K filed with the Commission on July 23, 2015.
•	Our Report on Form 6-K filed with the Commission on August 11, 2015, containing selected unaudited consolidated condensed financial statements of the Company as of and for the period ended June 30, 2015.
You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
Euroseas Ltd.
4 Messogiou & Evropis Street
151 25 Maroussi, Greece
 011 30 211 1804005

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
We estimate the expenses in connection with the distribution of our common stock in this offering, other than underwriting discounts and commissions, will be as set forth in the table below. We will be responsible for paying the following expenses associated with this offering.

SEC Registration Fee	2,269
Printing and Engraving Expenses	30,000
Legal Fees and Expenses	100,000
Accountants' Fees and Expenses	35,000
Trustee Fees and Expenses	5,000
FINRA Fee	3,500
Miscellaneous Costs	124,231

Total	300,000

Until September 17, 2015, all dealers that affect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Euroseas Ltd.

PROSPECTUS
AUGUST 31, 2015